Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

HUNTINGTON BANCSHARES INCORPORATED

and

TCF FINANCIAL CORPORATION

Dated as of December 13, 2020

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of TCF Common Stock	2
1.6	TCF Preferred Stock	3
1.7	Huntington Common Stock	3
1.8	Treatment of TCF Equity Awards	3
1.9	Charter of Surviving Corporation	5
1.10	Bylaws of Surviving Corporation	5
1.11	Tax Consequences	6
1.12	Bank Merger	6

ARTICLE II

EXCHANGE OF SHARES

2.1	Huntington to Make Consideration Available	6
2.2	Exchange of Shares	7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TCF

3.1	Corporate Organization	10
3.2	Capitalization	11
3.3	Authority; No Violation	12
3.4	Consents and Approvals	13
3.5	Reports	14
3.6	Financial Statements	15
3.7	Broker’s Fees	16
3.8	Absence of Certain Changes or Events	17
3.9	Legal Proceedings	17
3.10	Taxes and Tax Returns	17
3.11	Employees and Employee Benefit Plans.	18
3.12	Compliance with Applicable Law	22
3.13	Certain Contracts	23
3.14	Agreements with Regulatory Agencies	25
3.15	Risk Management Instruments	25
3.16	Environmental Matters	25
3.17	Investment Securities	26
3.18	Real Property	26
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3.19	Intellectual Property	27
3.20	Related Party Transactions	27
3.21	Takeover Restrictions	28
3.22	Reorganization	28
3.23	Opinion	28
3.24	TCF Information	28
3.25	Loan Portfolio	28
3.26	Insurance	29
3.27	No Investment Adviser or Broker-Dealer Subsidiary	30
3.28	No Other Representations or Warranties	30

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUNTINGTON

4.1	Corporate Organization	31
4.2	Capitalization	32
4.3	Authority; No Violation	33
4.4	Consents and Approvals	34
4.5	Reports	34
4.6	Financial Statements	35
4.7	Broker’s Fees	37
4.8	Absence of Certain Changes or Events	37
4.9	Legal Proceedings	37
4.10	Taxes and Tax Returns	37
4.11	Compliance with Applicable Law	38
4.12	Certain Contracts	40
4.13	Agreements with Regulatory Agencies	40
4.14	Information Technology	40
4.15	Related Party Transactions	41
4.16	Takeover Restrictions	41
4.17	Reorganization	41
4.18	Investment Securities	41
4.19	Opinion	41
4.20	Risk Management Instruments	41
4.21	Huntington Information	42
4.22	Loan Portfolio	42
4.23	Employee Benefit Plans	43
4.24	No Other Representations or Warranties	44

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	44
5.2	TCF Forbearances	45
5.3	Huntington Forbearances	49
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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	50
6.2	Access to Information	52
6.3	TCF Shareholder Approval	53
6.4	Huntington Shareholder Approval	54
6.5	Legal Conditions to Merger	55
6.6	Stock Exchange Listing	55
6.7	Employee Matters	56
6.8	Indemnification; Directors’ and Officers’ Insurance	58
6.9	Additional Agreements	59
6.10	Advice of Changes	59
6.11	Dividends	59
6.12	Corporate Governance; Foundation	59
6.13	Acquisition Proposals	61
6.14	Public Announcements	62
6.15	Change of Method	62
6.16	Restructuring Efforts	62
6.17	Takeover Restrictions	62
6.18	Exemption from Liability Under Section 16(b)	63
6.19	Litigation and Claims	63
6.20	Assumption of TCF Debt	63

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	64
7.2	Conditions to Obligations of Huntington	65
7.3	Conditions to Obligations of TCF	66

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	66
8.2	Effect of Termination	68

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	70
9.2	Amendment	70
9.3	Extension; Waiver	70
9.4	Expenses	70
9.5	Notices	71
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9.6	Interpretation	72
9.7	Confidential Supervisory Information	72
9.8	Counterparts	72
9.9	Entire Agreement	72
9.10	Governing Law; Jurisdiction.	73
9.11	Waiver of Jury Trial	73
9.12	Assignment; Third-Party Beneficiaries	73
9.13	Specific Performance	74
9.14	Severability	74
9.15	Delivery by Electronic Transmission	74

EXHIBITS

Exhibit A	-	Form of Huntington Charter Amendment
Exhibit B	-	Form of Bank Merger Agreement
Exhibit C	-	Form of Articles Supplementary

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INDEX OF DEFINED TERMS

Page

Adjusted Restricted Stock Unit Award	4
Adjusted Stock Option	3
affiliate	72
Agreement	1
Articles of Merger	2
Bank Merger	6
Bank Merger Agreement	6
Bank Merger Certificates	6
Benefit Plans	18
BHC Act	10
business day	72
Certificate of Merger	2
Chosen Courts	73
Closing	1
Closing Date	1
Code	1
Confidentiality Agreement	53
Continuing Employees	56
Effective Time	2
Enforceability Exceptions	12
Environmental Laws	25
ERISA	18
Exception Shares	2
Exchange Act	13
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	2
FDIC	11
Federal Reserve Board	13
Foreign Plan	21
Foundation	60
GAAP	10
Governmental Entity	13
Huntington	1
Huntington 401(k) Plan	57
Huntington Acquisition Proposal	69
Huntington Adverse Recommendation Change	54
Huntington Articles	31
Huntington Benefit Plans	43
Huntington Board Recommendation	54
Huntington Bylaws	31
Huntington Charter Amendment	5
Huntington Common Stock	2
Huntington Contract	40
Huntington Deferred Stock Unit Awards	32
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Huntington Disclosure Schedule	30
Huntington ERISA Affiliate	43
Huntington Meeting	54
Huntington Preferred Stock	32
Huntington Regulatory Agreement	40
Huntington Reports	35
Huntington Restricted Stock Unit Awards	32
Huntington Share Closing Price	8
Huntington Stock Options	32
Huntington Stock Plans	32
Huntington Subsidiary	31
Identified Employee	46
Intellectual Property	27
IRS	17
Joint Proxy Statement	13
knowledge	72
Liens	12
Loans	28
made available	72
Maryland Department	2
Material Adverse Effect	10
Materially Burdensome Regulatory Condition	51
MBCA	1
Merger	1
Merger Consideration	2
MGCL	1
Michigan Department	2
Multiemployer Plan	19
Multiple Employer Plan	19
NASDAQ	8
New Certificates	6
New Huntington Preferred Stock	3
New Plans	56
OCC	13
Old Certificate	2
Pandemic	10
Pandemic Measures	10
PBGC	19
Permitted Encumbrances	26
person	72
Personal Data	22
Premium Cap	58
Regulatory Agencies	14
Representatives	61
Requisite Huntington Vote	33
Requisite Regulatory Approvals	64
Requisite TCF Vote	12
S-4	13
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Sarbanes-Oxley Act	16
SEC	13
Securities Act	15
SRO	13
Subsidiary	10
Surviving Corporation	1
Takeover Restrictions	28
Tax	18
Tax Return	18
Taxes	18
TCF	1
TCF 401(k) Plan	57
TCF Acquisition Proposal	61
TCF Adverse Recommendation Change	53
TCF Articles	10
TCF Benefit Plans	18
TCF Board Recommendation	53
TCF Bylaws	10
TCF Common Stock	2
TCF Contract	24
TCF Deferred Stock Award	4
TCF Directors	59
TCF Disclosure Schedule	9
TCF Equity Awards	5
TCF ERISA Affiliate	18
TCF Indemnified Parties	58
TCF Insiders	63
TCF Meeting	53
TCF Owned Properties	26
TCF Preferred Stock	3
TCF Qualified Plans	19
TCF Real Property	26
TCF Regulatory Agreement	25
TCF Reports	15
TCF Restricted Stock Award	4
TCF Restricted Stock Unit Award	4
TCF Stock Option	3
TCF Stock Plans	5
TCF Subsidiary	11
Termination Date	67
Termination Fee	68
Willful Breach	68
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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 13, 2020 (this “Agreement”), by and between Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”) and TCF Financial Corporation, a Michigan corporation (“TCF”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Huntington and TCF have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which TCF will, subject to the terms and conditions set forth herein, merge with and into Huntington (the “Merger”), so that Huntington is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1
The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Laws, as amended (the “MGCL”) and the Michigan Business Corporation Act, as amended (the “MBCA”), at the Effective Time, TCF shall merge with and into Huntington.  Huntington shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Maryland.  Upon consummation of the Merger, the separate corporate existence of TCF shall terminate.

1.2
Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, remotely via the electronic exchange of closing deliveries, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Huntington and TCF.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.3
Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, Huntington shall cause to be filed articles of merger (the “Articles of Merger”) as provided under the MGCL with the Maryland State Department of Assessments and Taxation (the “Maryland Department”) and a certificate of merger (the “Certificate of Merger”) as provided under the MBCA with the Michigan Department of Licensing and Regulatory Affairs (the “Michigan Department”).  The Merger shall become effective as of the date and time specified in the Articles of Merger and the Certificate of Merger in accordance with the relevant provisions of the MGCL and the MBCA, or at such other date and time as shall be provided by applicable law (such date and time, the “Effective Time”).

1.4
Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and the MBCA and this Agreement.

1.5
Conversion of TCF Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Huntington, TCF, or the holder of any of the following securities:

(a)
Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of TCF issued and outstanding immediately prior to the Effective Time (“TCF Common Stock”), except for shares of TCF Common Stock owned by TCF or Huntington (in each case other than shares of TCF Common Stock (i) held in any TCF Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, 3.0028 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, par value $0.01 per share, of Huntington (the “Huntington Common Stock”).

(b)
All of the shares of TCF Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book‑entry account statements relating to the ownership of shares of TCF Common Stock) previously representing any such shares of TCF Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of TCF Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case without any interest thereon.  Old Certificates previously representing shares of TCF Common Stock shall be exchanged for certificates or, at Huntington’s option, evidence of shares in book entry form representing whole shares of Huntington Common Stock as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Huntington Common Stock or TCF Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of TCF Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Huntington or TCF to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c)
Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of TCF Common Stock that are owned by TCF or Huntington (in each case other than the Exception Shares) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6
TCF Preferred Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Huntington, TCF or any holder of securities thereof, each share of 5.70% Series C Non-Cumulative Perpetual Preferred Stock, no par value, of TCF (“TCF Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of Huntington in substantially the form set forth in Exhibit C attached hereto (all shares of such newly created series, collectively, the “New Huntington Preferred Stock”) and, upon such conversion, the TCF Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.7
Huntington Common Stock.  At and after the Effective Time, each share of Huntington Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.8
Treatment of TCF Equity Awards.

(a)
At the Effective Time, each option granted by TCF to purchase shares of TCF Common Stock under a TCF Stock Plan (as defined below) that is outstanding and unexercised immediately prior to the Effective Time (a “TCF Stock Option”) shall be assumed and converted automatically into an option (an “Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable under such TCF Stock Option immediately prior to the Effective Time (including vesting terms), the number of shares of Huntington Common Stock (rounded down to the nearest whole number of shares of Huntington Common Stock) equal to the product of (A) the number of shares of TCF Common Stock subject to such TCF Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of Huntington Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of TCF Common Stock subject to such TCF Stock Option immediately prior to the Effective Time, by (2) the Exchange Ratio.

(b)
At the Effective Time, each award in respect of a share of TCF Common Stock subject to vesting, repurchase or other lapse restriction granted under a TCF Stock Plan that is outstanding immediately prior to the Effective Time (a “TCF Restricted Stock Award”) shall (i) if granted to a non-employee member of the Board of Directors of TCF, fully vest and be cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of TCF Common Stock subject to such TCF Restricted Stock Award immediately prior to the Effective Time, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date (or on such later date if required to comply with Section 409A of the Code) and (ii) if not granted to an individual described in clause (i) hereof, be assumed and converted into a restricted stock award of shares of Huntington Common Stock subject to vesting, repurchase or other lapse restriction with the same terms and conditions as were applicable under such TCF Restricted Stock Award immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Huntington Common Stock equal to the product of (A) the number of shares of TCF Common Stock subject to such TCF Restricted Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Huntington Common Stock.

(c)
At the Effective Time, each restricted stock unit award in respect of shares of TCF Common Stock granted under a TCF Stock Plan that is outstanding immediately prior to the Effective Time (a “TCF Restricted Stock Unit Award”) shall be assumed and converted into a restricted stock unit award (with any performance goals deemed satisfied at the greater of the target and actual level of performance through the most recently completed calendar quarter prior to the Closing as reasonably determined by the Compensation Committee of the Board of Directors of TCF in the ordinary course consistent with past practice) in respect of Huntington Common Stock (an “Adjusted Restricted Stock Unit Award”) with the same terms and conditions as were applicable under such TCF Restricted Stock Unit Award immediately prior to the Effective Time (including vesting terms) and relating to the number of shares of Huntington Common Stock equal to the product of (A) the number of shares of TCF Common Stock subject to such TCF Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Huntington Common Stock; provided that each such Adjusted Restricted Stock Unit Award shall be subject to service-based vesting only and shall no longer be subject to any performance conditions.

(d)
At the Effective Time, each award in respect of a deferred share of TCF Common Stock granted under a TCF Stock Plan that is outstanding immediately prior to the Effective Time (a “TCF Deferred Stock Award”) shall be assumed and converted automatically into a deferred stock award of shares of Huntington Common Stock subject to the same terms and conditions as were applicable under such TCF Deferred Stock Award immediately prior to the Effective Time, and relating to the number of shares of Huntington Common Stock equal to the product of (A) the number of shares of TCF Common Stock subject to such TCF Deferred Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Huntington Common Stock.

(e)
Each holder of a TCF Restricted Stock Award converted into the right to receive the Merger Consideration that would have otherwise been entitled to receive a fraction of a share of Huntington Common Stock (after aggregating all shares to be delivered in respect of all TCF Equity Awards held by such holder) shall receive, in lieu thereof and upon surrender thereof, a cash payment (rounded to the nearest cent) (without interest) in an amount equal to such fractional part of a share of Huntington Common Stock (rounded to the nearest thousandth when expressed in decimal form) multiplied by the Huntington Share Closing Price (as defined below).

(f)
Promptly following the Effective Time, Huntington shall file a post-effective amendment to the S-4 or an effective registration statement on Form S-8 with respect to the Huntington Common Stock subject to the applicable adjusted TCF Equity Awards, as required.

(g)
At or prior to the Effective Time, TCF, the Board of Directors of TCF and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary for the treatment of the TCF Equity Awards and to effectuate the provisions of this Section 1.8.

(h)
For purposes of this Agreement, the following terms shall have the following meanings:

(i)
“TCF Equity Awards” means the TCF Stock Options, TCF Restricted Stock Awards, TCF Restricted Stock Unit Awards and TCF Deferred Stock Awards.

(ii)
“TCF Stock Plans” means the Chemical Financial Corporation Stock Incentive Plan of 2019, the Chemical Financial Corporation Stock Incentive Plan of 2017, the Chemical Financial Corporation Stock Incentive Plan of 2015, the Chemical Financial Corporation Stock Incentive Plan of 2012, the Amended and Restated Chemical Financial Corporation Stock Incentive Plan of 2006, the Amended and Restated TCF 2015 Omnibus Incentive Plan, the Talmer Bancorp Equity Incentive Plan of 2015, the TCF 2005 Deferred Compensation Plan, the TCF Directors Deferred Compensation Plan and the TCF Omnibus Employees Deferred Compensation Plan.

1.9
Charter of Surviving Corporation.  At the Effective Time, the charter of Huntington, as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit A (such amendment, the “Huntington Charter Amendment”), shall be the charter of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10
Bylaws of Surviving Corporation.  At the Effective Time, the bylaws of Huntington, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11
Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.12
Bank Merger.  Immediately following the Merger, TCF National Bank, a national bank and a wholly owned Subsidiary of TCF, will merge (the “Bank Merger”) with and into The Huntington National Bank, a national bank and a wholly owned Subsidiary of Huntington.  The Huntington National Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of TCF National Bank shall cease.  Promptly after the date of this Agreement, The Huntington National Bank and TCF National Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit B (the “Bank Merger Agreement”).  Each of Huntington and TCF shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of The Huntington National Bank and TCF National Bank, respectively.  Prior to the Effective Time, TCF shall cause TCF National Bank, and Huntington shall cause The Huntington National Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

ARTICLE II

EXCHANGE OF SHARES

2.1
Huntington to Make Consideration Available.  At or prior to the Effective Time, Huntington shall deposit, or shall cause to be deposited, with a bank or trust company designated by Huntington and reasonably acceptable to TCF (the “Exchange Agent”), for the benefit of the holders of Old Certificates (which for purposes of this Article II shall be deemed to include certificates or book-entry account statements representing shares of TCF Preferred Stock), for exchange in accordance with this Article II, (a) certificates or, at Huntington’s option, evidence in book-entry form, representing shares of Huntington Common Stock and New Huntington Preferred Stock to be issued pursuant to Section 1.5 and Section 1.6 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of TCF Common Stock and TCF Preferred Stock (collectively, referred to herein as “New Certificates”), and (b) cash in an amount sufficient to pay cash in lieu of any fractional shares (such New Certificates and cash described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2
Exchange of Shares.

(a)
As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Huntington shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of TCF Common Stock or TCF Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration or shares of New Huntington Preferred Stock, as applicable, pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of Huntington Common Stock and any cash in lieu of fractional shares or shares of New Huntington Preferred Stock, as applicable, which the shares of TCF Common Stock or TCF Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of Huntington Common Stock to which such holder of TCF Common Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of (x) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2 or (ii) (A) a New Certificate representing the number of shares of New Huntington Preferred Stock to which such holder of TCF Preferred Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, as applicable, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the Huntington Common Stock, New Huntington Preferred Stock or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates.  Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Huntington Common Stock or shares of New Huntington Preferred Stock which the shares of TCF Common Stock or TCF Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)
No dividends or other distributions declared with respect to Huntington Common Stock or New Huntington Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II.  After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Huntington Common Stock or shares of New Huntington Preferred Stock which the shares of TCF Common Stock or TCF Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.11).

(c)
If any New Certificate representing shares of Huntington Common Stock or New Huntington Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Huntington Common Stock or New Huntington Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)
After the Effective Time, there shall be no transfers on the stock transfer books of TCF of the shares of TCF Common Stock or TCF Preferred Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Huntington Common Stock or New Huntington Preferred Stock, as applicable, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e)
Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Huntington Common Stock shall be issued upon the surrender for exchange of Old Certificates or otherwise pursuant to this Agreement, no dividend or distribution with respect to Huntington Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Huntington.  In lieu of the issuance of any such fractional share, Huntington shall pay to each former holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Huntington Common Stock on the NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the day preceding the Closing Date (the “Huntington Share Closing Price”) by (ii) the fraction of a share (after taking into account all shares of TCF Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Huntington Common Stock which such holder would otherwise be entitled to receive pursuant to Article I.  The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)
Any portion of the Exchange Fund that remains unclaimed by the holders of TCF Common Stock and TCF Preferred Stock for one (1) year after the Effective Time shall be paid to the Surviving Corporation.  Any former holders of TCF Common Stock and TCF Preferred Stock who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Huntington Common Stock and cash in lieu of any fractional shares or shares of New Huntington Preferred Stock, as applicable, and any unpaid dividends and distributions on the Huntington Common Stock or New Huntington Preferred Stock deliverable in respect of each former share of TCF Common Stock or TCF Preferred Stock, as applicable that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Huntington, TCF, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of TCF Common Stock or TCF Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)
Huntington shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Huntington Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of TCF Common Stock, TCF Preferred Stock or TCF Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Huntington or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of TCF Common Stock, TCF Preferred Stock or TCF Equity Awards in respect of which the deduction and withholding was made by Huntington or the Exchange Agent, as the case may be.

(h)
In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Huntington or the Exchange Agent, the posting by such person of a bond in such amount as Huntington or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Huntington Common Stock and any cash in lieu of fractional shares, or the shares of New Huntington Preferred Stock, as applicable, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TCF

Except (i) as disclosed in the disclosure schedule delivered by TCF to Huntington concurrently herewith (the “TCF Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the TCF Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by TCF that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any TCF Reports publicly filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), TCF hereby represents and warrants to Huntington as follows:

3.1
Corporate Organization.

(a)
TCF is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) that has elected to be treated as a financial holding company under the BHC Act.  TCF has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  TCF is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on TCF.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Huntington, TCF or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 4.3(b) or 4.4) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and the term “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such person for financial reporting purposes.  True and complete copies of the articles of incorporation of TCF, as amended (the “TCF Articles”) and the bylaws of TCF, as amended (the “TCF Bylaws”), as in effect as of the date of this Agreement, have previously been made available by TCF to Huntington.

(b)
Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on TCF, each Subsidiary of TCF (a “TCF Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of TCF to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of TCF that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of TCF, threatened.  Section 3.1(b) of the TCF Disclosure Schedule sets forth a true and complete list of all Subsidiaries of TCF as of the date hereof.

3.2
Capitalization.

(a)
The authorized capital stock of TCF consists of 220,000,000 shares of TCF Common Stock, par value $1.00 per share, and 2,000,000 shares of TCF preferred stock, no par value.  As of December 11, 2020, no shares of capital stock or other voting securities of TCF are issued, reserved for issuance or outstanding, other than (i) 152,513,530 shares of TCF Common Stock issued and outstanding, which number includes 505,740 shares of TCF Common Stock granted in respect of outstanding TCF Restricted Stock Awards and 46,320 shares of TCF Common Stock granted in respect of outstanding TCF Deferred Stock Awards, (ii) 460,084 shares of TCF Common Stock reserved for issuance upon the exercise of outstanding TCF Stock Options, (iii) 2,206,626 shares of TCF Common Stock reserved for issuance upon the settlement of outstanding TCF Restricted Stock Unit Awards (assuming that performance with respect to performance-vesting TCF Restricted Stock Unit Awards is achieved at maximum performance), (iv) 7,000 shares of TCF Preferred Stock issued and outstanding and (v) 2,361,208 shares of TCF Common Stock reserved for issuance for future grants under the TCF Stock Plans.  As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since December 11, 2020 resulting from the exercise, vesting or settlement of any TCF Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of TCF issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of TCF Common Stock and TCF Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of TCF may vote are issued or outstanding.  Except as set forth in 3.2(a) of the TCF Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of TCF are issued or outstanding.  Other than TCF Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating TCF to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)
There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which TCF or any of the TCF Subsidiaries has a contractual or other obligation with respect to the voting or transfer of TCF Common Stock or other equity interests of TCF.  Other than the TCF Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of TCF or any of its Subsidiaries) are outstanding.  TCF has paid or made due provision for the payment of all dividends payable on the outstanding shares of TCF Preferred Stock through the most recent scheduled dividend payment date therefor, and has complied in all material respects with terms and conditions thereof.

(c)
TCF owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the TCF Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to TCF Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No TCF Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3
Authority; No Violation.

(a)
TCF has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of TCF.  The Board of Directors of TCF has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of TCF and has directed that this Agreement and the transactions contemplated hereby be submitted to TCF’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of TCF Common Stock entitled to vote on this Agreement (the “Requisite TCF Vote”), and the adoption and approval of the Bank Merger Agreement by the board of directors of TCF National Bank and TCF as its sole shareholder, no other corporate proceedings on the part of TCF are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  No vote of holders of TCF Preferred Stock is required to approve this Agreement or the transactions contemplated hereby in accordance with Section 703a(2)(e) of the MBCA, and the Board of Directors of TCF has made the determination referenced therein.  This Agreement has been duly and validly executed and delivered by TCF and (assuming due authorization, execution and delivery by Huntington) constitutes a valid and binding obligation of TCF, enforceable against TCF in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)
Subject to the receipt of the Requisite TCF Vote, neither the execution and delivery of this Agreement by TCF nor the consummation by TCF of the transactions contemplated hereby, nor compliance by TCF with any of the terms or provisions hereof, will (i) violate any provision of the TCF Articles or the TCF Bylaws or comparable governing documents of any TCF Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TCF or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of TCF or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TCF or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on TCF.

3.4
Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval or regulatory waiver of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the TCF Disclosure Schedule or Section 4.4 of the Huntington Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of TCF’s and Huntington’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Huntington in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S‑4, (f) the filing of the Certificate of Merger with the Michigan Department pursuant to the MBCA, the filing of the Articles of Merger with the Maryland Department pursuant to the MGCL and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (g) the filing with, and acceptance for record by, the Maryland Department of the Huntington Charter Amendment and Articles Supplementary for the New Huntington Preferred Stock, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Huntington Common Stock and the New Huntington Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such Huntington Common Stock and New Huntington Preferred Stock (or depositary shares in respect thereof) on the NASDAQ, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by TCF of this Agreement or (ii) the consummation by TCF of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.  As of the date hereof, TCF is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5
Reports.

(a)
TCF and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) any foreign regulatory authority and (vii) any SRO ((i) – (vii), collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on TCF.  Subject to Section 9.7 and except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of TCF and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of TCF, investigation into the business or operations of TCF or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigations would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF.  Subject to Section 9.7, there (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of TCF or any of its Subsidiaries, and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of TCF or any of its Subsidiaries since January 1, 2018, in each case of clauses (x) and (y), which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF.

(b)
An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by TCF or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, since January 1, 2018 (the “TCF Reports”) is publicly available.  No such TCF Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all TCF Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of TCF has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the TCF Reports.

3.6
Financial Statements.

(a)
The financial statements of TCF and its Subsidiaries included (or incorporated by reference) in the TCF Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of TCF and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of TCF and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of TCF and its Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  KPMG LLP has not resigned (or informed TCF that it intends to resign) or been dismissed as independent public accountants of TCF as a result of or in connection with any disagreements with TCF on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)
Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF, neither TCF nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of TCF, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of TCF included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c)
The records, systems, controls, data and information of TCF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TCF or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF.  TCF (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to TCF, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of TCF by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to TCF’s outside auditors and the audit committee of TCF’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect TCF’s ability to record, process, summarize and report financial information, and (y) to the knowledge of TCF, any fraud, whether or not material, that involves management or other employees who have a significant role in TCF’s internal controls over financial reporting.  These disclosures were made in writing by management to TCF’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Huntington.  To the knowledge of TCF, there is no reason to believe that TCF’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)
Since January 1, 2018, (i) neither TCF nor any of its Subsidiaries, nor, to the knowledge of TCF, any director, officer, auditor, accountant or representative of TCF or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of TCF, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of TCF or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that TCF or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing TCF or any of its Subsidiaries, whether or not employed or retained by TCF or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by TCF or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of TCF or any committee thereof or similar governing body of any TCF Subsidiary or any committee thereof, or, to the knowledge of TCF, to any director or officer of TCF or any TCF Subsidiary.

3.7
Broker’s Fees.  Neither TCF nor any TCF Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Keefe, Bruyette & Woods, Inc.

3.8
Absence of Certain Changes or Events.

(a)
Since December 31, 2019, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF.

(b)
Since December 31, 2019 through the date of this Agreement, except with respect to the transactions contemplated hereby, TCF and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.  For purposes of this Agreement, the term “ordinary course,” with respect to either party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures.

3.9
Legal Proceedings.

(a)
Neither TCF nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of TCF, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TCF or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF, or (ii) of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b)
There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon TCF, any of its Subsidiaries or the assets of TCF or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10
Taxes and Tax Returns.

(a)
Each of TCF and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither TCF nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return.  All material Taxes of TCF and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of TCF and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither TCF nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of TCF and its Subsidiaries for all years up to and including the tax year ended December 31, 2016 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against TCF or any of its Subsidiaries.  There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of TCF and its Subsidiaries or the assets of TCF and its Subsidiaries.  In the last six years, neither TCF nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that TCF or any of its Subsidiaries was required to file any Tax Return that was not filed.  TCF has made available to Huntington true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of TCF or any of its Subsidiaries.  Neither TCF nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TCF and its Subsidiaries).  Neither TCF nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was TCF) or (B) has any liability for the Taxes of any person (other than TCF or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither TCF nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.  Neither TCF nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).  At no time during the past five years has TCF been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)
As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)
As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11
Employees and Employee Benefit Plans.

(a)
Section 3.11(a) of the TCF Disclosure Schedule lists all material TCF Benefit Plans.  For purposes of this Agreement, “TCF Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all retention, bonus, employment, termination or severance plans, programs or arrangements or other contracts or agreements (collectively, “Benefit Plans”) to or with respect to which TCF or any Subsidiary or any trade or business of TCF or any of its Subsidiaries, whether or not incorporated, all of which together with TCF would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “TCF ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by TCF or any of its Subsidiaries or any TCF ERISA Affiliate, or to which TCF or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor, for the benefit of any current or former employee, officer, director or independent contractor of TCF or any of its Subsidiaries or any TCF ERISA Affiliate.

(b)
TCF has heretofore made available to Huntington true and complete copies of each of the material TCF Benefit Plans and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements to any TCF Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to any such TCF Benefit Plan, (iv) the most recently prepared actuarial report for each such TCF Benefit Plan (if applicable) for each of the last two years and (v) all material non-routine correspondence received from or sent to any Governmental Entity in the last two years.

(c)
Each TCF Benefit Plan has been established, operated, maintained and administered in all respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance as would not result in any material liability.

(d)
Section 3.11(d) of the TCF Disclosure Schedule identifies each TCF Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “TCF Qualified Plans”).  The IRS has issued a favorable determination or opinion letter with respect to each TCF Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of TCF, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any TCF Qualified Plan or the related trust or increase the costs relating thereto.

(e)
Except as would not result in any material liability, with respect to each TCF Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by TCF, any of its Subsidiaries or any TCF ERISA Affiliates that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by TCF or any of its Subsidiaries, (v) the PBGC has not instituted proceedings to terminate any such TCF Benefit Plan, (vi) to the knowledge of TCF, the most recent actuarial report for such TCF Benefit Plan is accurate in all material respects and (vii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.

(f)
None of TCF and its Subsidiaries nor any TCF ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of TCF and its Subsidiaries nor any TCF ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(g)
Neither TCF nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h)
All material contributions required to be made to any TCF Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any TCF Benefit Plan, for any period in the prior two years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of TCF.

(i)
There are no pending or, to the knowledge of TCF, threatened (in writing) claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of TCF, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against the TCF Benefit Plans, any fiduciaries thereof with respect to their duties to the TCF Benefit Plans or the assets of any of the trusts under any of the TCF Benefit Plans that could in any case reasonably be likely to result in any material liability of TCF or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a TCF Benefit Plan, or any other party.

(j)
None of TCF or its Subsidiaries nor any TCF ERISA Affiliate nor, to the knowledge of TCF, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the TCF Benefit Plans or their related trusts, TCF, any of its Subsidiaries, any TCF ERISA Affiliate or any person that TCF or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or independent contractor of TCF or any of its Subsidiaries to any payment or benefit, including severance pay, unemployment compensation, accrued pension benefit, or a change in control bonus or retention payment, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of TCF or any of its Subsidiaries, (iii) accelerate the timing of or trigger any funding obligation under a rabbi trust or similar funding vehicle under any TCF Benefit Plan, or (iv) result in any limitation on the right of TCF or any of its Subsidiaries or TCF ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any TCF Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by TCF or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(l)
No TCF Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(m)
Each material TCF Benefit Plan, if any, which as of the date of this Agreement is maintained outside of the United States or provides compensation or benefits primarily for the benefit of any employee or former employee of TCF or any of its Subsidiaries who primarily resides outside the United States (each, a “Foreign Plan”) is set forth on Section 3.11(m) of the TCF Disclosure Schedule.  Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on TCF, each Foreign Plan (i) has been operated in compliance with its terms, any applicable collective bargaining or other works council agreements, and the applicable laws relating to such plans in the jurisdictions in which such TCF Benefit Plan is primarily maintained, (ii) has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the applicable laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, and (iii) if required to be funded and/or book-reserved, is fully funded and/or book- reserved, as appropriate, based upon reasonable actuarial assumptions.

(n)
There are no pending or, to the knowledge of TCF, threatened (in writing) material labor grievances or material unfair labor practice claims or charges against TCF or any of its Subsidiaries, or any strikes or other material labor disputes against TCF or any of its Subsidiaries.  Neither TCF nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor union, works council or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of TCF or any of its Subsidiaries, and, to the knowledge of TCF, there are no organizing efforts by any union or other group seeking to represent any employees of TCF or any of its Subsidiaries.

(o)
TCF and its Subsidiaries are in compliance in all material respects with, and since December 31, 2017 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(p)
(i) To the knowledge of TCF, no written allegations of sexual harassment or sexual misconduct have been made in the past five (5) years against any person who is a current member of the Board of Directors of TCF or a current Section 16 officer (or, in the past two (2) years, against any person who during such two (2) year period was a Section 16 officer or an employee of TCF or its Subsidiaries categorized at or above Job Level 11), (ii) in the past five (5) years neither TCF nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current member of the Board of Directors of TCF or any current Section 16 officer (or, in the past two (2) years, any former Section 16 officer or any employee of TCF or its Subsidiaries categorized at or above Job Level 11), and (iii) there are no proceedings currently pending or, to the knowledge of TCF, threatened related to any allegations of sexual harassment or sexual misconduct by any current member of the Board of Directors of TCF or any current Section 16 officer.

3.12
Compliance with Applicable Law.

(a)
TCF and each of its Subsidiaries hold, and have at all times since December 31, 2017 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on TCF, and to the knowledge of TCF no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b)
Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF, TCF and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to TCF or any of its Subsidiaries, including (to the extent applicable to TCF or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)
TCF National Bank has a Community Reinvestment Act rating of “satisfactory” or better as of its most recently completed Community Reinvestment Act examination.

(d)
TCF maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e)
None of TCF or any of its Subsidiaries, or to the knowledge of TCF, any director, officer, employee, agent or other person acting on behalf of TCF or any of its Subsidiaries has, directly or indirectly, (i) used any funds of TCF or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of TCF or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of TCF or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of TCF or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for TCF or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for TCF or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF.

(f)
As of the date hereof, TCF, TCF National Bank and each other insured depository institution Subsidiary of TCF maintain regulatory capital ratios that exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary bank regulator) and, as of the date hereof, neither TCF nor any of its Subsidiaries has received any notice from a Governmental Entity that its status as “well-capitalized” or that TCF National Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g)
Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on TCF, (i) TCF and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of TCF, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

3.13
Certain Contracts.

(a)
Except as set forth in Section 3.13(a) of the TCF Disclosure Schedule or as filed with or incorporated into any TCF Report filed prior to the date hereof, as of the date hereof, neither TCF nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any TCF Benefit Plan):

(i)
which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)
which contains a provision that materially restricts the conduct of any line of business by TCF or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business or in any geographic region;

(iii)
which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)
(A) that is an agreement for the incurrence of indebtedness by TCF or any of its Subsidiaries, including any debt for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capitalized or finance leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by TCF or any of its Subsidiaries of, or any similar commitment by TCF or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in an amount that can reasonably be expected to exceed $25,000,000;

(v)
that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of TCF or its Subsidiaries, taken as a whole;

(vi)

which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by TCF or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than extensions of credit, other customary banking products offered by TCF or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice; or

(vii)
that relates to the acquisition or disposition of any person, business or asset and under which TCF or its Subsidiaries have or may have ongoing obligations or liabilities that are material to TCF and its Subsidiaries, taken as a whole.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the TCF Disclosure Schedule, is referred to herein as a “TCF Contract,” and neither TCF nor any of its Subsidiaries knows of, or has received written, or to the knowledge of TCF, oral notice of, any violation of any TCF Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to TCF and its Subsidiaries, taken as a whole.  TCF has made available to Huntington true, correct and complete copies of each TCF Contract in effect as of the date hereof.

(b)
In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF: (i) each TCF Contract is valid and binding on TCF or one of its Subsidiaries, as applicable, and in full force and effect, (ii) TCF and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each TCF Contract, (iii) to the knowledge of TCF each third-party counterparty to each TCF Contract has performed all obligations required to be performed by it to date under such TCF Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of TCF or any of its Subsidiaries or, to the knowledge of TCF, any counterparty thereto, under any such TCF Contract.

3.14
Agreements with Regulatory Agencies.  Subject to Section 9.7, neither TCF nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the TCF Disclosure Schedule, a “TCF Regulatory Agreement”), nor has TCF or any of its Subsidiaries been advised in writing or, to the knowledge of TCF, orally, since January 1, 2018, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such TCF Regulatory Agreement.

3.15
Risk Management Instruments.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of TCF or any of its Subsidiaries or for the account of a customer of TCF or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of TCF or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions).  TCF and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of TCF, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.16
Environmental Matters.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF, TCF and its Subsidiaries are in compliance, and, since January 1, 2018 have complied, with all federal, state and local laws, regulation, orders, decrees, permits, authorizations, common laws and other legal requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of TCF, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be likely to result in the imposition, on TCF or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against TCF, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF.  To the knowledge of TCF, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF.  TCF is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF.

3.17
Investment Securities.

(a)
Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on TCF, each of TCF and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the TCF Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of TCF or its Subsidiaries.  Such securities and commodities are valued on the books of TCF in accordance with GAAP in all material respects.

(b)
TCF and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that TCF believes are prudent and reasonable in the context of their respective businesses, and TCF and its Subsidiaries have, since January 1, 2018, been in compliance with such policies, practices and procedures in all material respects.

3.18
Real Property.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on TCF, TCF or a TCF Subsidiary (a) has good and marketable title to all of the real property reflected in the latest audited balance sheet included in the TCF Reports as being owned by TCF or a TCF Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “TCF Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such TCF Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the TCF Owned Properties, the “TCF Real Property”), free and clear of all material Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of TCF, the lessor.  There are no material pending or, to the knowledge of TCF, threatened condemnation proceedings against any TCF Real Property.

3.19
Intellectual Property.  TCF and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on TCF, (a) the use of any Intellectual Property by TCF and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which TCF or any TCF Subsidiary acquired the right to use any Intellectual Property; (b) no person has asserted to TCF in writing that TCF or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the knowledge of TCF, no person is challenging, infringing on or otherwise violating any right of TCF or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to TCF or its Subsidiaries; (d) neither TCF nor any TCF Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by TCF or any TCF Subsidiary; and (e) since January 1, 2018, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of TCF and its Subsidiaries.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on TCF, TCF and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by TCF and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, Internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how (including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20
Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between TCF or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of TCF or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding TCF Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of TCF), on the other hand, of the type required to be reported in any TCF Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

3.21
Takeover Restrictions.  The Board of Directors of TCF has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the TCF Articles or TCF Bylaws (any such laws, collectively with any similar provisions of the TCF Articles or TCF Bylaws or the Huntington Articles or Huntington Bylaws, as applicable, “Takeover Restrictions”).  In accordance with Section 450.1762 of the MBCA, no appraisal or dissenters’ rights will be available to the holders of TCF Common Stock or TCF Preferred Stock in connection with the Merger.

3.22
Reorganization.  TCF has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23
Opinion.  Prior to the execution of this Agreement, the Board of Directors of TCF has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of TCF Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24
TCF Information.  The information relating to TCF and its Subsidiaries that is provided by TCF or its representatives specifically for inclusion in (a) the Joint Proxy Statement, (b) the S-4, (c) the documents and financial statements of TCF incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to TCF and its Subsidiaries and other portions within the reasonable control of TCF and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by TCF with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Huntington or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

3.25
Loan Portfolio.

(a)
As of the date hereof, except as set forth in Section 3.25(a) of the TCF Disclosure Schedule, neither TCF nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which TCF or any Subsidiary of TCF is a creditor which as of September 30, 2020 had an outstanding balance of $10,000,000 or more and under the terms of which the obligor was, as of September 30, 2020, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) ”extensions of credit” to any “executive officer” or other “insider” of TCF or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215).  Each “extension of credit” to any such “executive officer” or other “insider” of TCF or any of its Subsidiaries is subject to and was made and continues to be in compliance with 12 C.F.R. Part 215 in all material respects or is exempt therefrom. Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.25(a) of the TCF Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of TCF and its Subsidiaries that, as of September 30, 2020, had an outstanding balance of $10,000,000 or more and were classified by TCF as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan, and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)
Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF, each outstanding Loan of TCF or its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of TCF and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)
Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF, each outstanding Loan of TCF or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of TCF and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)
None of the agreements pursuant to which TCF or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(e)
Neither TCF nor any of its Subsidiaries is now, nor has it ever been since December 31, 2017, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26
Insurance.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on TCF, (a) TCF and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of TCF reasonably has determined to be prudent and consistent with industry practice, and neither TCF nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of TCF and its Subsidiaries, TCF or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27
No Investment Adviser or Broker-Dealer Subsidiary.

(a)
Neither TCF nor any TCF Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

(b)
Neither TCF nor any TCF Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

3.28
No Other Representations or Warranties.

(a)
Except for the representations and warranties made by TCF in this Article III, neither TCF nor any other person makes any express or implied representation or warranty with respect to TCF, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and TCF hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither TCF nor any other person makes or has made any representation or warranty to Huntington or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to TCF, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by TCF in this Article III, any oral or written information presented to Huntington or any of its affiliates or representatives in the course of their due diligence investigation of TCF, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)
TCF acknowledges and agrees that neither Huntington nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUNTINGTON

Except (i) as disclosed in the disclosure schedule delivered by Huntington to TCF concurrently herewith (the “Huntington Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Huntington Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Huntington that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Huntington Reports publicly filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Huntington hereby represents and warrants to TCF as follows:

4.1
Corporate Organization.

(a)
Huntington is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act.  Huntington has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  Huntington is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Huntington.  True and complete copies of the Articles of Restatement of Charter of Huntington, as amended (“Huntington Articles”), and Amended and Restated Bylaws of Huntington (“Huntington Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Huntington to TCF.

(b)
Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, each Subsidiary of Huntington (a “Huntington Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Huntington to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Huntington that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Huntington, threatened.  Section 4.1(b) of the Huntington Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Huntington as of the date hereof.

4.2
Capitalization.

(a)
As of the date hereof, the authorized capital stock of Huntington consists of 1,500,000,000 shares of Huntington Common Stock and 6,617,808 shares of preferred stock, par value $0.01 per share (“Huntington Preferred Stock”). As of December 9, 2020, no shares of capital stock or other voting securities of Huntington are issued, reserved for issuance or outstanding, other than (i) 1,022,235,450 shares of Huntington Common Stock issued and outstanding, (ii) 14,152,794 shares of Huntington Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Huntington Common Stock granted under a Huntington Stock Plan (“Huntington Stock Options”), (iii) 20,749,802 shares of Huntington Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of Huntington Common Stock granted under a Huntington Stock Plan (“Huntington Restricted Stock Unit Awards”) (assuming that performance with respect to performance-vesting Huntington Restricted Stock Unit Awards is achieved at maximum performance), (iv) 868,237 Huntington deferred stock units in respect of 868,237 shares of Huntington Common Stock granted under a Huntington Stock Plan (“Huntington Deferred Stock Unit Awards”), (v) 4,835,172 shares of Huntington Common Stock reserved for issuance pursuant to future grants under the Huntington Stock Plans, and (vi) 750,500 shares of Huntington Preferred Stock issued and outstanding.  As used herein, the “Huntington Stock Plans” shall mean all employee and director equity incentive plans of Huntington in effect as of the date of this Agreement and agreements for equity awards in respect of Huntington Common Stock granted by Huntington under the inducement grant exception.  As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since December 9, 2020 resulting from the exercise, vesting or settlement of any Huntington equity awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Huntington issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Huntington Common Stock and Huntington Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Huntington may vote are issued or outstanding.  Except as set forth in Section 4.2(a) of the Huntington Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Huntington are issued or outstanding.  Other than Huntington Stock Options, Huntington Restricted Stock Unit Awards and Huntington Deferred Stock Unit Awards, in each case, issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Huntington to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)
There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Huntington or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Huntington Common Stock or other equity interests of Huntington.  Huntington has paid or made due provision for the payment of all dividends payable on the outstanding shares of Huntington Preferred Stock through the most recent scheduled dividend payment date therefor, and has complied in all material respects with terms and conditions thereof.

(c)
Huntington owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Huntington Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Huntington Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Huntington Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3
Authority; No Violation.

(a)
Huntington has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Huntington.  The Board of Directors of Huntington has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Huntington and its shareholders, and has directed that the Merger and the Huntington Charter Amendment be submitted to Huntington’s shareholders for approval at a duly held meeting of such shareholders and has adopted resolutions to the foregoing effect.  Except for (i) the adoption and approval of the Bank Merger Agreement by the board of directors of The Huntington National Bank and Huntington as its sole shareholder, (ii) (A) the approval of the Merger by the affirmative vote of two-thirds of all the votes entitled to be cast on the Merger by the holders of outstanding Huntington Common Stock and (B) the approval of the Huntington Charter Amendment by the affirmative vote of two-thirds of all the votes entitled to be cast on the Huntington Charter Amendment by the holders of outstanding Huntington Common Stock (such approvals in this clause (ii), collectively, the “Requisite Huntington Vote”), and (iii) the adoption of resolutions to give effect to the provisions of Section 6.12 in connection with the Closing, no other corporate proceedings on the part of Huntington are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Huntington and (assuming due authorization, execution and delivery by TCF) constitutes a valid and binding obligation of Huntington, enforceable against Huntington in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  Subject to the receipt of the Requisite Huntington Vote, the shares of Huntington Common Stock and New Huntington Preferred Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Huntington will have any preemptive right or similar rights in respect thereof.

(b)
Subject to the receipt of the Requisite Huntington Vote, neither the execution and delivery of this Agreement by Huntington, nor the consummation by Huntington of the transactions contemplated hereby, nor compliance by Huntington with any of the terms or provisions hereof, will (i) violate any provision of the Huntington Articles or the Huntington Bylaws or comparable governing documents of any Huntington Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Huntington, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Huntington or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Huntington or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Huntington.

4.4
Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or regulatory waiver of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the TCF Disclosure Schedule or Section 4.4 of the Huntington Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (e) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Michigan Department pursuant to the MBCA, the filing of the Articles of Merger with the Maryland Department pursuant to the MGCL and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (g) the filing with, and acceptance for record by, the Maryland Department of the Huntington Charter Amendment and Articles Supplementary for the New Huntington Preferred Stock, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Huntington Common Stock and the New Huntington Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such Huntington Common Stock and New Huntington Preferred Stock (or depositary shares in respect thereof) on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Huntington of this Agreement or (ii) the consummation by Huntington of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, Huntington is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5
Reports.

(a)
Huntington and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Huntington.  Subject to Section 9.7 and except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Huntington and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Huntington, investigation into the business or operations of Huntington or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigations would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.  Subject to Section 9.7, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Huntington or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Huntington or any of its Subsidiaries since January 1, 2018, in each case of clauses (i) and (ii), which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.

(b)
An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Huntington or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2018 (the “Huntington Reports”) is publicly available.  No such Huntington Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Huntington Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Huntington has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Huntington Reports.

4.6
Financial Statements.

(a)
The financial statements of Huntington and its Subsidiaries included (or incorporated by reference) in the Huntington Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Huntington and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Huntington and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Huntington and its Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  PricewaterhouseCoopers LLP has not resigned (or informed Huntington that it intends to resign) or been dismissed as independent public accountants of Huntington as a result of or in connection with any disagreements with Huntington on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)
Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, neither Huntington nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Huntington, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Huntington included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c)
The records, systems, controls, data and information of Huntington and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Huntington or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.  Huntington (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Huntington, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Huntington by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Huntington’s outside auditors and the audit committee of Huntington’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Huntington’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Huntington, any fraud, whether or not material, that involves management or other employees who have a significant role in Huntington’s internal controls over financial reporting.  These disclosures were made in writing by management to Huntington’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to TCF.  To the knowledge of Huntington, there is no reason to believe that Huntington’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)
Since January 1, 2018, (i) neither Huntington nor any of its Subsidiaries, nor, to the knowledge of Huntington, any director, officer, auditor, accountant or representative of Huntington or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Huntington, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Huntington or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Huntington or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Huntington or any of its Subsidiaries, whether or not employed by Huntington or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Huntington or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Huntington or any committee thereof or similar governing body of any Huntington Subsidiary or any committee thereof, or, to the knowledge of Huntington, to any director or officer of Huntington or any Huntington Subsidiary.

4.7
Broker’s Fees.  Neither Huntington nor any Huntington Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Goldman Sachs & Co. LLC.

4.8
Absence of Certain Changes or Events.

(a)
Since December 31, 2019, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.

(b)
Since December 31, 2019 through the date of this Agreement, except with respect to the transactions contemplated hereby, Huntington and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9
Legal Proceedings.

(a)
Neither Huntington nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Huntington, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Huntington or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, or (ii) of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b)
There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Huntington, any of its Subsidiaries or the assets of Huntington or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

4.10
Taxes and Tax Returns.  Each of Huntington and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  All material Taxes of Huntington and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Huntington and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  The federal income Tax Returns of Huntington and its Subsidiaries for all years up to and including the tax year ended December 31, 2014 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Huntington or any of its Subsidiaries.  There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Huntington and its Subsidiaries or the assets of Huntington and its Subsidiaries.

4.11
Compliance with Applicable Law.

(a)
Huntington and each of its Subsidiaries hold, and have at all times since December 31, 2017 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Huntington, and to the knowledge of Huntington, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b)
Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, Huntington and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Huntington or any of its Subsidiaries, including (to the extent applicable to Huntington or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)
The Huntington National Bank has a Community Reinvestment Act rating of “satisfactory” or better as of its most recently completed Community Reinvestment Act examination.

(d)
Huntington maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e)
None of Huntington or any of its Subsidiaries, or to the knowledge of Huntington, any director, officer, employee, agent or other person acting on behalf of Huntington or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Huntington or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Huntington or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Huntington or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Huntington or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Huntington or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Huntington or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.

(f)
As of the date hereof, Huntington, The Huntington National Bank and each other insured depository institution Subsidiary of Huntington maintain regulatory capital ratios that exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Huntington nor any of its Subsidiaries has received any notice from a Governmental Entity that its status as “well-capitalized” or that The Huntington National Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g)
Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Huntington, (i) Huntington and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Huntington, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

(h)
Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, Huntington and its Subsidiaries are in compliance, and, since January 1, 2018 have complied, with all Environmental Laws.

4.12
Certain Contracts.

(a)
Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Huntington or any of its Subsidiaries is a party or by which Huntington or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Huntington, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Huntington Contract”), and neither Huntington nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Huntington, oral notice of, any violation of any Huntington Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.

(b)
In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, (i) each Huntington Contract is valid and binding on Huntington or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Huntington and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each Huntington Contract, (iii) to the knowledge of Huntington, each third-party counterparty to each Huntington Contract has performed all obligations required to be performed by it to date under such Huntington Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Huntington or any of its Subsidiaries or, to the knowledge of Huntington, any counterparty thereto, under any such Huntington Contract.

4.13
Agreements with Regulatory Agencies.  Subject to Section 9.7, neither Huntington nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Huntington Disclosure Schedule, a “Huntington Regulatory Agreement”), nor has Huntington or any of its Subsidiaries been advised, in writing or, to the knowledge of Huntington, orally, since January 1, 2018, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Huntington Regulatory Agreement.

4.14
Information Technology.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Huntington, to the knowledge of Huntington, since January 1, 2018, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Huntington and its Subsidiaries.

4.15
Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Huntington or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Huntington or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Huntington Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Huntington), on the other hand, of the type required to be reported in any Huntington Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

4.16
Takeover Restrictions.  The Board of Directors of Huntington has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable Takeover Restrictions.  In accordance with Section 3-202 of the MGCL, no appraisal or dissenters’ rights will be available to the holders of Huntington Common Stock or Huntington Preferred Stock in connection with the Merger.

4.17
Reorganization.  Huntington has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18
Investment Securities.

(a)
Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, each of Huntington and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Huntington Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Huntington or its Subsidiaries.  Such securities and commodities are valued on the books of Huntington in accordance with GAAP in all material respects.

(b)
Huntington and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Huntington believes are prudent and reasonable in the context of their respective businesses, and Huntington and its Subsidiaries have, since January 1, 2018, been in compliance with such policies, practices and procedures in all material respects.

4.19
Opinion.  Prior to the execution of this Agreement, Huntington has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Goldman Sachs & Co. LLC to the effect that as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Huntington.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.20
Risk Management Instruments.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Huntington or any of its Subsidiaries or for the account of a customer of Huntington or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Huntington or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions).  Huntington and each of its Subsidiaries have duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Huntington, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

4.21
Huntington Information.  The information relating to Huntington and its Subsidiaries that is provided by Huntington or its representatives specifically for inclusion in (a) the Joint Proxy Statement, (b) the S-4, (c) the documents and financial statements of Huntington incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to Huntington and its Subsidiaries and other portions within the reasonable control of Huntington and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Huntington with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of TCF or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

4.22
Loan Portfolio.

(a)
Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, each outstanding Loan of Huntington or its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Huntington and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)
Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, each outstanding Loan of Huntington or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Huntington and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)
None of the agreements pursuant to which Huntington or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(d)
There are no outstanding “extensions of credit” made by Huntington or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in 12 C.F.R. Part 215) of Huntington or its Subsidiaries, other than extensions of credit that are subject to and that were made and continue to be in compliance with 12 C.F.R. Part 215 in all material respects or that are exempt therefrom.

(e)
Neither Huntington nor any of its Subsidiaries is now, nor has it ever been since December 31, 2017, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.23
Employee Benefit Plans.

(a)
For purposes of this Agreement, “Huntington Benefit Plans” means all Benefit Plans to or with respect to which Huntington or any Subsidiary or any trade or business of Huntington or any of its Subsidiaries, whether or not incorporated, all of which together with Huntington would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Huntington ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Huntington or any of its Subsidiaries or any Huntington ERISA Affiliate, or to which Huntington or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor, for the benefit of any current or former employee, officer, director or independent contractor of Huntington or any of its Subsidiaries or any Huntington ERISA Affiliate.

(b)
Each Huntington Benefit Plan has been established, operated, maintained and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance as would not result in any material liability.

(c)
Except as would not result in any material liability, with respect to each Huntington Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Huntington, any of its Subsidiaries or any Huntington ERISA Affiliates that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the PBGC have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Huntington or any of its Subsidiaries, (v) the PBGC has not instituted proceedings to terminate any such Huntington Benefit Plan, (vi) to the knowledge of Huntington, the most recent actuarial report for such Huntington Benefit Plan is accurate in all material respects and (vii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.

(d)
None of Huntington and its Subsidiaries nor any Huntington ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Huntington and its Subsidiaries nor any Huntington ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

4.24
No Other Representations or Warranties.

(a)
Except for the representations and warranties made by Huntington in this Article IV, neither Huntington nor any other person makes any express or implied representation or warranty with respect to Huntington, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Huntington hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Huntington nor any other person makes or has made any representation or warranty to TCF or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Huntington, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Huntington in this Article IV, any oral or written information presented to TCF or any of its affiliates or representatives in the course of their due diligence investigation of Huntington, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)
Huntington acknowledges and agrees that neither TCF nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1
Conduct of Business Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the TCF Disclosure Schedule), required by law (including the Pandemic Measures) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), (a) TCF shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Huntington and TCF shall and shall cause its respective Subsidiaries to take no action that would reasonably be likely to adversely affect or delay the ability of either Huntington or TCF to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.  Notwithstanding anything to the contrary set forth in this Section 5.1, Section 5.2 (other than Section 5.2(b) and Section 5.2(f), to which this sentence shall not apply) or Section 5.3 (other than Section 5.3(b), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2 or Section 5.3.

5.2
TCF Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the TCF Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), TCF shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Huntington (such consent not to be unreasonably withheld, conditioned or delayed):

(a)
other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of TCF or any of its wholly-owned Subsidiaries to TCF or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned Subsidiary of TCF), it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include federal funds borrowings and Federal Home Loan Bank borrowings, the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements, in each case on terms and in amounts consistent with past practice;

(b)          (i)           adjust, split, combine or reclassify any capital stock;

            (ii)          make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except (A) regular quarterly cash dividends by TCF at a rate not in excess of $0.35 per share of TCF Common Stock (except that if Huntington increases the rate of its regular quarterly dividends on Huntington Common Stock paid by it during any fiscal quarter after the date hereof relative to that paid by it during the immediately preceding fiscal quarter, TCF shall be permitted to increase the rate of dividends on TCF Common Stock paid by it during the same fiscal quarter by the same proportion (or, if not possible in the same quarter, in the next fiscal quarter with an appropriate “catch-up” adjustment to account for the amounts that would have been paid in the prior quarter) subject in all respects to compliance with all regulatory requirements in connection with such dividend increase), and any associated dividend equivalents for TCF Equity Awards, (B) quarterly dividends payable on the TCF Preferred Stock and dividends provided for and paid on any trust preferred securities of TCF or its Subsidiaries, in each case in accordance with the terms thereof, (C) dividends paid by any of the Subsidiaries of TCF to TCF or any of its wholly owned Subsidiaries, or (D) the acceptance of shares of TCF Common Stock as payment for the exercise price of TCF Stock Options or for withholding taxes incurred in connection with the exercise of TCF Stock Options or the vesting or settlement of TCF Equity Awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and the terms of the applicable award agreements);

            (iii)          grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, including TCF Equity Awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities; or

            (iv)          issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the exercise of TCF Stock Options or the vesting or settlement of TCF Equity Awards (and dividend equivalents thereon, if any) outstanding as of the date hereof or granted on or after the date hereof to the extent permitted under this Agreement;

(c)
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

(d)
except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any investment or acquisition that would be material to TCF and its Subsidiaries on a consolidated basis, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, in each case other than a wholly owned Subsidiary of TCF, that would be material to TCF and its Subsidiaries on a consolidated basis;

(e)
in each case except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any TCF Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to TCF or its Subsidiaries or (ii) enter into any contract that would constitute a TCF Contract if it were in effect on the date of this Agreement;

(f)
except as required under applicable law or by the terms of any TCF Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any TCF Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a TCF Benefit Plan if in effect as of the date hereof), (ii) amend (whether in writing or through the interpretation of) any TCF Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a TCF Benefit Plan if in effect as of the date hereof), other than de minimis administrative amendments in the ordinary course of business consistent with past practice that do not increase the cost or expense of maintaining, or increase the benefits payable under, such plan, program, policy or arrangements, (iii) increase the compensation, bonus, severance, termination pay or other benefits payable to any current, prospective or former employee, officer, director, independent contractor or consultant, (iv) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation, (v) accelerate the vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any TCF Equity Awards or other equity-based awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii)  fund or provide any funding for any rabbi trust or similar arrangement, (viii) terminate the employment or services of any Section 16 officer or any employee of TCF or its Subsidiaries categorized at or above Job Level 8 (each, an “Identified Employee”) or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $175,000, in each case other than for cause, or (x) hire any Identified Employee or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $175,000;

(g)
except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding (i) in an amount and for consideration in excess of $1,000,000 individually or $2,000,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by TCF or any of its Subsidiaries in respect thereof) or (ii) that would impose any material restriction on the business of TCF or its Subsidiaries or the Surviving Corporation or its Subsidiaries;

(h)
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)
amend the TCF Articles, the TCF Bylaws, or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(j)
merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(k)
materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(l)
implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(m)
(i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice and (A) in the case of any loan or extension of credit or renewal thereof with a risk rating of 4 or lower (as determined in the ordinary course of business consistent with past practice under TCF’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $50,000,000 and (B) in the case of any loan or extension of credit or renewal thereof with a risk rating of 5 or higher (as determined in the ordinary course of business consistent with past practice under TCF’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $35,000,000; provided, that any consent from Huntington sought pursuant to this clause (ii) shall not be unreasonably withheld; provided, further, that, if Huntington does not respond to any such request for consent within two (2) business days after the relevant loan package is provided to Huntington, such non-response shall be deemed to constitute consent pursuant to this clause (ii);

(n)
make, or commit to make, any capital expenditures that exceed by more than five percent (5%) TCF’s capital expenditure budget set forth in Section 5.2(n) of the TCF Disclosure Schedule;

(o)
make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(p)
(i) make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of TCF or its Subsidiaries, (ii) other than in consultation with Huntington, make any application for the closing of or close any branch or (iii) other than in consultation with Huntington, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course) in an amount in excess of $750,000 for any individual property or enter into, amend or renew any material lease with respect to real property requiring aggregate payments under any individual lease in excess of $250,000;

(q)
knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of TCF or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite TCF Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(r)
agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3
Huntington Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Huntington Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), Huntington shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of TCF (such consent not to be unreasonably withheld, conditioned or delayed):

(a)
amend the Huntington Articles or the Huntington Bylaws in a manner that would materially and adversely affect the holders of TCF Common Stock, or adversely affect the holders of TCF Common Stock relative to other holders of Huntington Common Stock;

(b)
adjust, split, combine or reclassify any capital stock of Huntington or make, declare or pay any extraordinary dividend on any capital stock of Huntington;

(c)
incur any indebtedness for borrowed money (other than indebtedness of Huntington or any of its wholly owned Subsidiaries to Huntington or any of its Subsidiaries) that would reasonably be expected to prevent Huntington or its Subsidiaries from assuming TCF’s or its Subsidiaries’ outstanding indebtedness;

(d)
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, in each case other than in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(e)
make any material investment whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, other than a wholly owned Subsidiary of Huntington, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(f)
merge or consolidate itself or any of its Significant Subsidiaries with any other person (i) where it or its Significant Subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(g)
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(h)
knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Huntington or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Huntington Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(i)
agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1
Regulatory Matters.

(a)
Huntington and TCF shall promptly prepare and file with the SEC the Joint Proxy Statement and Huntington shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus.  Huntington and TCF, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement.  The S-4 shall also, to the extent required under the Securities Act and the regulations promulgated thereunder, register the shares of New Huntington Preferred Stock (or depositary shares in lieu thereof) that will be issued in the transaction.  Each of Huntington and TCF shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Huntington and TCF shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.  Huntington shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and TCF shall furnish all information concerning TCF and the holders of TCF Common Stock as may be reasonably requested in connection with any such action.

(b)
The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.  Huntington and TCF shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Bank Merger as promptly as reasonably practicable.  The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Entities for documents and information.  Huntington and TCF shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to TCF or Huntington, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law.

(c)
In furtherance and not in limitation of the foregoing, each of Huntington and TCF shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Huntington, TCF and their respective Subsidiaries.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require Huntington or TCF or any of their respective Subsidiaries, and neither Huntington nor TCF nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with the foregoing or obtaining any permits, consents, approvals and authorizations of Governmental Entities that would reasonably be likely to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d)
Huntington and TCF shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Huntington, TCF or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.  Each of Huntington and TCF agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the time of filing and the date of mailing to the respective shareholders of TCF or Huntington and at the time of the Huntington Meeting and the TCF Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of Huntington and TCF further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Joint Proxy Statement.

(e)
Huntington and TCF shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(f)
Without limiting the generality of this Section 6.1, TCF shall, and shall cause its Subsidiaries to, reasonably cooperate with Huntington and its Subsidiaries (including the furnishing of information and by making employees reasonably available) as is reasonably requested by Huntington in order to comply with the requirements of the Comprehensive Capital Analysis and Review and Dodd-Frank Act Stress Testing programs.

6.2
Access to Information.

(a)
Subject to Section 9.7, upon reasonable notice and subject to applicable laws (including the Pandemic Measures), each of Huntington and TCF, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of Huntington and TCF shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request.  Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access.  Neither Huntington nor TCF nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Huntington’s or TCF’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or to the extent that TCF or Huntington, as the case may be, reasonably determines, in light of the Pandemic or the Pandemic Measures that such access would jeopardize the health and safety of any of its employees.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)
Each of Huntington and TCF shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 20, 2020, between Huntington and TCF (the “Confidentiality Agreement”).

(c)
No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3
TCF Shareholder Approval.

(a)
TCF shall take, in accordance with applicable law and the TCF Articles and TCF Bylaws, all actions necessary to convene a meeting of its shareholders (the “TCF Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite TCF Vote required in connection with this Agreement and the Merger.  Except in the case of a TCF Adverse Recommendation Change, the Board of Directors of TCF shall use its reasonable best efforts to obtain from the shareholders of TCF the Requisite TCF Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve this Agreement and the transactions contemplated hereby (the “TCF Board Recommendation”) and shall not make a TCF Adverse Recommendation Change except in accordance with this Section 6.3.  TCF shall engage a proxy solicitor reasonably acceptable to Huntington to assist in the solicitation of proxies from shareholders relating to the Requisite TCF Vote.  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of TCF, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger, then, prior to the receipt of the Requisite TCF Vote, in submitting this Agreement and the Merger to its shareholders, the Board of Directors of TCF may withhold or withdraw or modify or qualify in a manner adverse to Huntington the TCF Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (each, a “TCF Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of TCF may communicate the basis for its TCF Adverse Recommendation Change to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto; provided, that the Board of Directors of TCF may not take any actions under this sentence unless (i) it gives Huntington at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of TCF in response to a TCF Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such TCF Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of TCF takes into account any amendment or modification to this Agreement proposed by Huntington and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger.  Any material amendment to any TCF Acquisition Proposal will be deemed to be a new TCF Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b)
Except in the case of a TCF Adverse Recommendation Change, TCF shall adjourn or postpone the TCF Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of TCF Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, TCF has not received proxies representing a sufficient number of shares necessary to obtain the Requisite TCF Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the TCF Meeting shall be convened and this Agreement and the Merger shall be submitted to the shareholders of TCF at the TCF Meeting, for the purpose of voting on the approval of this Agreement and the Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve TCF of such obligation.  TCF shall only be required to adjourn or postpone the TCF Meeting two (2) times pursuant to the first sentence of this Section 6.3(b).

6.4
Huntington Shareholder Approval.

(a)
Huntington shall take, in accordance with applicable law and the Huntington Articles and Huntington Bylaws, all actions necessary to convene a meeting of its shareholders (the “Huntington Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Huntington Vote required in connection with this Agreement and the Merger.  Except in the case of a Huntington Adverse Recommendation Change, the Board of Directors of Huntington shall use its reasonable best efforts to obtain from the shareholders of Huntington the Requisite Huntington Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve the Merger and the Huntington Charter Amendment (the “Huntington Board Recommendation”) and shall not make a Huntington Adverse Recommendation Change except in accordance with this Section 6.4.  Huntington shall engage a proxy solicitor reasonably acceptable to TCF to assist in the solicitation of proxies from shareholders relating to the Requisite Huntington Vote.  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Huntington, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger, then, prior to the receipt of the Requisite Huntington Vote, in submitting this Agreement and the Merger to its shareholders, the Board of Directors of Huntington may withhold or withdraw or modify or qualify in a manner adverse to TCF the Huntington Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (each, a “Huntington Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Huntington may communicate the basis for its Huntington Adverse Recommendation Change to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto; provided, that the Board of Directors of Huntington may not take any actions under this sentence unless (i) it gives TCF at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and (ii) at the end of such notice period, the Board of Directors of Huntington takes into account any amendment or modification to this Agreement proposed by TCF and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger.

(b)
Except in the case of a Huntington Adverse Recommendation Change, Huntington shall adjourn or postpone the Huntington Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Huntington Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Huntington has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Huntington Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Huntington Meeting shall be convened and this Agreement and the Merger shall be submitted to the shareholders of Huntington at the Huntington Meeting, for the purpose of voting on the approval of the Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Huntington of such obligation.  Huntington shall only be required to adjourn or postpone the Huntington Meeting two (2) times pursuant to the first sentence of this Section 6.4(b).  Each of TCF and Huntington shall use its reasonable best efforts to cause the TCF Meeting and the Huntington Meeting to occur as soon as reasonably practicable and on the same date.

6.5
Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Huntington and TCF shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by TCF or Huntington or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.6
Stock Exchange Listing.  Huntington shall cause the shares of Huntington Common Stock and New Huntington Preferred Stock (or depositary shares in respect thereof) to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.7
Employee Matters.

(a)
Huntington shall provide the employees of TCF and its Subsidiaries as of the Effective Time (the “Continuing Employees”), during the periods specified below for so long as they are employed following the Effective Time, with the following: (i) during the period commencing at the Effective Time and ending on the first anniversary thereof, annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the Effective Time, (ii) during the period commencing at the Effective Time and ending on December 31, 2021, (A) target incentive opportunities (excluding equity-based awards but including any annual or short term cash incentive) that are no less favorable than those provided to each such Continuing Employee immediately prior to the Effective Time, and (B) employee benefits (other than severance) that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time; and (iii) during the period commencing on January 1, 2022 and ending on the first anniversary of the Effective Time, (A) target incentive opportunities (including equity-based awards) that are substantially comparable in the aggregate to those provided to similarly situated employees of Huntington and its Subsidiaries, and (B) employee benefits (other than severance) that are substantially comparable in the aggregate to those provided to similarly situated employees of Huntington and its Subsidiaries (excluding any frozen benefit plans of Huntington and its Subsidiaries or benefit plans that exclusively provide benefits to grandfathered employees of Huntington and its Subsidiaries); provided, that until such time as Huntington fully integrates the Continuing Employees into its plans, participation in the TCF Benefit Plans shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the plans of Huntington and its Subsidiaries on different dates following the Effective Time with respect to different benefit plans.  For a period beginning at the Effective Time and continuing through the first anniversary thereof, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances shall be eligible to receive severance benefits as set forth on Section 6.7(a) of the TCF Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims.

(b)
With respect to any employee benefit plans of Huntington or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Huntington and its Subsidiaries shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous TCF Benefit Plan, (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a TCF Benefit Plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous TCF Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) use commercially reasonable efforts to recognize all service of such employees with TCF and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous TCF Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan, (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or (D) for purposes of any equity incentive awards granted by Huntington.

(c)
Effective as of the Effective Time, Huntington agrees to assume and honor all TCF Benefit Plans in accordance with their terms as of the date hereof, it being understood that this sentence shall not be construed to limit the ability of Huntington or any of its Subsidiaries or affiliates to amend or terminate any TCF Benefit Plan to the extent that such amendment or termination is permitted by the terms of the applicable plan.  Huntington and TCF shall take the actions necessary to implement the commitments set forth in Section 6.7(c) of the Huntington Disclosure Schedule.

(d)
If requested by Huntington in writing at least twenty (20) business days prior to the Effective Time, TCF shall cause any 401(k) plan sponsored or maintained by TCF (the “TCF 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing.  In the event that Huntington requests that any TCF 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Huntington or one of its Subsidiaries (a “Huntington 401(k) Plan”).  TCF and Huntington shall take any and all actions as may be required, including amendments to the TCF 401(k) Plan and/or Huntington 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Huntington 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.  TCF shall provide Huntington with evidence that the TCF 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.7(d); provided, that prior to amending or terminating the TCF 401(k) Plan, TCF shall provide the form and substance of any applicable resolutions or amendments to Huntington for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(e)
On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by TCF with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of Huntington, and TCF shall consider in good faith revising such notice or communication to reflect any comments or advice that Huntington timely provides.

(f)
Nothing in this Agreement shall confer upon any employee, officer, director or consultant of TCF or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, TCF, Huntington, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, TCF, Huntington or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of TCF or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any TCF Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Huntington or any of its Subsidiaries or affiliates to amend, modify or terminate any particular TCF Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of TCF or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8
Indemnification; Directors’ and Officers’ Insurance.

(a)
From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of TCF and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “TCF Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of TCF or any of its Subsidiaries or is or was serving at the request of TCF or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement, and the Surviving Corporation shall also advance expenses as incurred by the TCF Indemnified Party to the fullest extent permitted by applicable law; provided, that in the case of advancement of expenses the TCF Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such TCF Indemnified Party is not entitled to indemnification.

(b)
For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by TCF (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of TCF or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by TCF for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance that, in its good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, TCF, in consultation with, but only upon the consent of Huntington, may (and at the request of Huntington, TCF shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under TCF’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.  If TCF purchases such a tail policy, the Surviving Corporation shall maintain such tail policy in full force and effect and continue to honor its obligations thereunder.

(c)
The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each TCF Indemnified Party and his or her heirs and representatives.  If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.8.

(d)
The obligations of the Surviving Corporation, Huntington and TCF under this Section 6.8 shall not be terminated or modified in a manner so as to adversely affect any TCF Indemnified Party or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected person.

6.9
Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Huntington or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.10
Advice of Changes.  Huntington and TCF shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.11
Dividends.  After the date of this Agreement, each of Huntington and TCF shall coordinate with the other the declaration of any dividends in respect of Huntington Common Stock and TCF Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of TCF Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of TCF Common Stock and any shares of Huntington Common Stock any such holder receives in exchange therefor in the Merger.

6.12
Corporate Governance; Foundation.

(a)
Huntington shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the Board of Directors of Huntington shall be increased by five (5) for a total of eighteen (18) directors, and five (5) current directors of TCF shall be appointed to the Board of Directors of Huntington (the “TCF Directors”).  Each of the TCF Directors shall be designated by TCF, subject to the approval of the Board of Directors of Huntington (not to be unreasonably withheld).  One TCF Director shall not stand for re-election to the Huntington Board of Directors at Huntington’s 2022 annual meeting of shareholders.  In addition, as of the effective time of the Bank Merger, Gary Torgow shall be appointed as Chairman of the Board of Directors of The Huntington National Bank.  Following the Effective Time, the meetings of the Board of Directors of Huntington and, following the effective time of the Bank Merger, the Board of Directors of The Huntington National Bank shall rotate between (i) Columbus and (ii) Detroit / Minneapolis.

(b)
The Surviving Corporation and its Subsidiaries shall have dual headquarters for banking operations in Columbus, Ohio, and Detroit, Michigan, with the headquarters of the consumer banking operations of the Surviving Corporation and its Subsidiaries being located in Columbus, Ohio and the headquarters of the commercial banking operations of the Surviving Corporation and its Subsidiaries being located in Detroit, Michigan.  Notwithstanding the foregoing, the headquarters of the Surviving Corporation and the main office of The Huntington National Bank shall be located in Columbus, Ohio.  Huntington and TCF (A) agree that it is the intention of the Surviving Corporation to increase total employment in the planned TCF headquarters building located at the corner of Woodward and Elizabeth Streets in Detroit, Michigan to at least eight hundred (800) employees and (B) recognize the continued importance of Minneapolis, Midland and Chicago to the Surviving Corporation and its Subsidiaries.

(c)
At or prior to the Closing, Huntington shall contribute $50 million to establish a new Huntington Donor Advised Fund at the Community Foundation for Southeast Michigan (the “Foundation”), dedicated to supporting primarily any markets in which Huntington operates.  TCF’s current Executive Chairman and TCF’s current Chief Executive Officer shall recommend and allocate such funds in a manner generally consistent with Huntington’s recommended charitable giving guidelines as set forth on Section 6.12(c) of the Huntington Disclosure Schedule, and shall periodically report to Huntington regarding the activities, contributions and grants made by the Foundation.  TCF’s current Executive Chairman and TCF’s current Chief Executive Officer may fully distribute the Foundation’s funds over a seven (7) year period from the Closing Date (and shall not fully distribute such funds prior to the end of such period).  For the avoidance of doubt, the foregoing rights of TCF’s current Executive Chairman and TCF’s current Chief Executive Officer with respect to the Foundation shall be personal to such individuals and shall not vest or create any rights in any of their successors, heirs or representatives.

6.13
Acquisition Proposals.

(a)
TCF shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any TCF Acquisition Proposal, except to notify a person that has made or, to the knowledge of TCF, is making any inquiries with respect to, or is considering making, a TCF Acquisition Proposal of the existence of the provisions of this Section 6.13(a); provided, that, prior to the receipt of the Requisite TCF Vote, in the event TCF receives an unsolicited bona fide written TCF Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to or concurrently with providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, TCF shall have provided such information to Huntington, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with TCF.  TCF will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Huntington with respect to any TCF Acquisition Proposal.  TCF will promptly (and in any event within one (1) business day) advise Huntington following receipt of any TCF Acquisition Proposal or any inquiry which could reasonably be expected to lead to a TCF Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or TCF Acquisition Proposal) and will keep Huntington reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or TCF Acquisition Proposal.  TCF shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of TCF, to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.  During the term of this Agreement, TCF shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13(a)) relating to any TCF Acquisition Proposal.  As used in this Agreement, “TCF Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of TCF and its Subsidiaries or 25% or more of any class of equity or voting securities of TCF or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of TCF, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of TCF or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of TCF, or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving TCF or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of TCF.

(b)
Nothing contained in this Agreement shall prevent either party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a TCF Acquisition Proposal or Huntington Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such Rules and disclosures will in no way eliminate or modify the effect that any action pursuant to such Rules or any such disclosures would otherwise have under this Agreement.

6.14
Public Announcements.  TCF and Huntington shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of (i) any announcement required by applicable law or regulation, or a request by a Governmental Entity, (ii) communications that are substantially similar to communications previously approved pursuant to this Section 6.14, (iii) communications permitted by Section 6.3 or Section 6.4 or (iv) an obligation pursuant to any listing agreement with or rules of any securities exchange, TCF and Huntington agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.15
Change of Method.  Huntington may at any time change the method of effecting the Merger if and to the extent requested by Huntington, and TCF agrees to enter into such amendments to this Agreement as Huntington may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to TCF’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.16
Restructuring Efforts.  If either TCF or Huntington shall have failed to obtain the Requisite TCF Vote or the Requisite Huntington Vote at the duly convened TCF Meeting or Huntington Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the Tax treatment of the Merger with respect to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its shareholders for approval.

6.17
Takeover Restrictions.  Neither TCF nor Huntington shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Huntington and TCF shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect.  If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each of Huntington and TCF will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.18
Exemption from Liability Under Section 16(b).  TCF and Huntington agree that, in order to most effectively compensate and retain those officers and directors of TCF subject to the reporting requirements of Section 16(a) of the Exchange Act (the “TCF Insiders”), both prior to and after the Effective Time, it is desirable that TCF Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of TCF Common Stock, TCF Preferred Stock and TCF Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18.  The Boards of Directors of Huntington and of TCF, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (x) in the case of TCF, any dispositions of TCF Common Stock, TCF Preferred Stock or TCF Equity Awards by TCF Insiders and (y) in the case of Huntington, any acquisitions of Huntington Common Stock, New Huntington Preferred Stock or equity awards of Huntington into which the TCF Equity awards are converted by any TCF Insiders who, immediately following the Merger, will be officers or directors of Huntington subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.19
Litigation and Claims.  Each of Huntington and TCF shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Huntington or TCF, as applicable, threatened against Huntington, TCF or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Huntington, TCF, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.  TCF shall give Huntington the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against TCF and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Huntington’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.20
Assumption of TCF Debt.  Effective at the Effective Time (or at the effective time of the Bank Merger for any debt of TCF National Bank), Huntington or The Huntington National Bank, as applicable, shall, to the extent permitted thereunder and required thereby, assume the due and punctual performance and observance of the covenants to be performed by TCF or TCF National Bank pursuant to the definitive documents governing the short-term and long-term borrowings set forth on Section 6.20 of the TCF Disclosure Schedule, and the due and punctual payment of the principal of such borrowings (and premium, if any) and interest thereon.  In connection therewith, (i) Huntington and TCF shall, and shall cause The Huntington National Bank and TCF National Bank respectively to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) TCF shall, and shall cause TCF National Bank to, use reasonable best efforts to execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the effective time of the Bank Merger, as applicable.

ARTICLE VII

CONDITIONS PRECEDENT

7.1
Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)
Shareholder Approval.  (i) This Agreement shall have been approved by the shareholders of TCF by the Requisite TCF Vote and (ii) the Merger and the Huntington Charter Amendment shall have been approved by the shareholders of Huntington by the Requisite Huntington Vote.

(b)
Stock Exchange Listing.  The shares of Huntington Common Stock and New Huntington Preferred Stock (or depositary shares in respect thereof) that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, in each case subject to official notice of issuance.

(c)
S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)
No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

(e)
Regulatory Approvals.  (i) All regulatory authorizations, consents, orders or approvals (x) from the Federal Reserve Board and the OCC and (y) set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington or the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2
Conditions to Obligations of Huntington.  The obligation of Huntington to effect the Merger is also subject to the satisfaction, or waiver by Huntington, at or prior to the Effective Time, of the following conditions:

(a)
Representations and Warranties.  The representations and warranties of TCF set forth in (i) Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 3.1(a), 3.1(b) (with respect to TCF National Bank only), 3.2(c) (with respect to TCF National Bank only) and 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of TCF set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on TCF or the Surviving Corporation.  Huntington shall have received a certificate signed on behalf of TCF by the Chief Executive Officer or the Chief Financial Officer of TCF to the foregoing effect.

(b)
Performance of Obligations of TCF.  TCF shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Huntington shall have received a certificate signed on behalf of TCF by the Chief Executive Officer or the Chief Financial Officer of TCF to such effect.

(c)
Federal Tax Opinion.  Huntington shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Huntington, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Huntington and TCF reasonably satisfactory in form and substance to such counsel.

7.3
Conditions to Obligations of TCF.  The obligation of TCF to effect the Merger is also subject to the satisfaction or waiver by TCF at or prior to the Effective Time of the following conditions:

(a)
Representations and Warranties.  The representations and warranties of Huntington set forth in (i) Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.1(a), 4.1(b) (with respect to The Huntington National Bank only), 4.2(c) (with respect to The Huntington National Bank only) and 4.3(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of Huntington set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Huntington.  TCF shall have received a certificate signed on behalf of Huntington by the Chief Executive Officer or the Chief Financial Officer of Huntington to the foregoing effect.

(b)
Performance of Obligations of Huntington.  Huntington shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and TCF shall have received a certificate signed on behalf of Huntington by the Chief Executive Officer or the Chief Financial Officer of Huntington to such effect.

(c)
Federal Tax Opinion.  TCF shall have received the opinion of Simpson Thacher & Bartlett LLP, in form and substance reasonably satisfactory to TCF, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Huntington and TCF reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1
Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite TCF Vote or the Requisite Huntington Vote:

(a)
by mutual consent of Huntington and TCF in a written instrument;

(b)
by either Huntington or TCF if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)
by either Huntington or TCF if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)
by either Huntington or TCF (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of TCF, in the case of a termination by Huntington, or Huntington, in the case of a termination by TCF, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Huntington, or Section 7.3, in the case of a termination by TCF, and which is not cured by the earlier of the Termination Date and 45 days following written notice to TCF, in the case of a termination by Huntington, or Huntington, in the case of a termination by TCF, or by its nature or timing cannot be cured during such period;

(e)
by Huntington, prior to such time as the Requisite TCF Vote is obtained, if TCF or the Board of Directors of TCF (i) withholds, withdraws, modifies or qualifies in a manner adverse to Huntington the TCF Board Recommendation, (ii) fails to make the TCF Board Recommendation in the Joint Proxy Statement, (iii) adopts, approves, recommends or endorses a TCF Acquisition Proposal or publicly announces an intention to adopt, approve, recommend or endorse a TCF Acquisition Proposal, (iv) fails to publicly and without qualification (A) recommend against any TCF Acquisition Proposal or (B) reaffirm the TCF Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the TCF Meeting) after a TCF Acquisition Proposal is made public or any request by Huntington to do so, or (v) materially breaches its obligations under Section 6.3 or Section 6.13; or

(f)
by TCF, prior to such time as the Requisite Huntington Vote is obtained, if Huntington or the Board of Directors of Huntington (i) withholds, withdraws, modifies or qualifies in a manner adverse to TCF the Huntington Board Recommendation, (ii) fails to make the Huntington Board Recommendation in the Joint Proxy Statement, (iii) adopts, approves, recommends or endorses a Huntington Acquisition Proposal or publicly announces an intention to adopt, approve, recommend or endorse a Huntington Acquisition Proposal, (iv) fails to publicly and without qualification (A) recommend against any Huntington Acquisition Proposal or (B) reaffirm the Huntington Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Huntington Meeting) after a Huntington Acquisition Proposal is made public or any request by TCF to do so or (v) materially breaches its obligations under Section 6.4.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2
Effect of Termination.

(a)
In the event of termination of this Agreement by either Huntington or TCF as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Huntington, TCF, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX (other than Section 9.13) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Huntington nor TCF shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement occurring prior to termination (which, in the case of TCF, shall include the loss to the holders of its capital stock and of TCF Equity Awards of the economic benefits of the Merger (including the loss of premium offered to the shareholders of TCF), it being understood that TCF shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and the holders of TCF Equity Awards in its sole and absolute discretion, and any amounts received by TCF in connection therewith may be retained by TCF).  “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b)          (i)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide TCF Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of TCF or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the TCF Meeting) a TCF Acquisition Proposal with respect to TCF and (A) thereafter this Agreement is terminated by either Huntington or TCF pursuant to Section 8.1(c) without the Requisite TCF Vote having been obtained or (B) thereafter this Agreement is terminated by Huntington pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, TCF enters into a definitive agreement or consummates a transaction with respect to a TCF Acquisition Proposal (whether or not the same TCF Acquisition Proposal as that referred to above), then TCF shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Huntington, by wire transfer of same day funds, a fee equal to $238,800,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of TCF Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)          In the event that this Agreement is terminated by Huntington pursuant to Section 8.1(e), then TCF shall pay Huntington, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(c)          (i)           In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Huntington Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Huntington or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Huntington Meeting) a Huntington Acquisition Proposal with respect to Huntington and (A) thereafter this Agreement is terminated by either TCF or Huntington pursuant to Section 8.1(c) without the Requisite Huntington Vote having been obtained or (B) thereafter this Agreement is terminated by TCF pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, Huntington enters into a definitive agreement or consummates a transaction with respect to a Huntington Acquisition Proposal (whether or not the same Huntington Acquisition Proposal as that referred to above), then Huntington shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay TCF, by wire transfer of same day funds, a fee equal to the Termination Fee; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Huntington Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)          In the event that this Agreement is terminated by TCF pursuant to Section 8.1(f), then Huntington shall pay TCF, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(iii)          As used in this Agreement, “Huntington Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Huntington and its Subsidiaries or 25% or more of any class of equity or voting securities of Huntington or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Huntington, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Huntington or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Huntington, or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving Huntington or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Huntington.

(d)
Notwithstanding anything to the contrary herein, but without limiting Section 8.2(e) or the right of any party to recover liabilities or damages arising out of the other party’s fraud or Willful Breach of any provision of this Agreement, the maximum aggregate amount of fees, liabilities or damages payable by TCF or Huntington under this Section 8.2 shall be equal to the Termination Fee.  In no event shall TCF or Huntington be required to pay the Termination Fee on more than one occasion.

(e)
Each of Huntington and TCF acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit.  In addition, if TCF or Huntington, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.  The amounts payable by TCF and Huntington pursuant to Section 8.2(b) and Section 8.2(c), respectively, and this Section 8.2(e), constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.

ARTICLE IX

GENERAL PROVISIONS

9.1
Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2
Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite TCF Vote or the Requisite Huntington Vote; provided, however, that after the receipt of the Requisite TCF Vote or the Requisite Huntington Vote, there may not be, without further approval of such shareholders of TCF or Huntington, as applicable, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

9.3
Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite TCF Vote or the Requisite Huntington Vote, there may not be, without further approval of such shareholders of TCF or Huntington, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4
Expenses.  Except (i) with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and any other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated hereby, which shall be borne equally by Huntington and TCF, and (ii) as otherwise expressly provided in this Agreement, including in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5
Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to TCF, to:

TCF Financial Corporation
11100 Wayzata Blvd, Ste. 802
Minnetonka, MN  55305
Attention:	Joseph T. Green, General Counsel
E-mail:	jgreen@tcfbank.com, kbjorklu@tcfbank.com, anesbitt@tcfbank.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY  10017
Attention:	Lee A. Meyerson and Sebastian Tiller
E-mail:	lmeyerson@stblaw.com and stiller@stblaw.com

and

if to Huntington, to:

Huntington Bancshares Incorporated
41 South High Street
Columbus, OH  43287
Attention:	Jana J. Litsey, General Counsel
E-mail:	jana.j.litsey@huntington.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY  10019
Attention:	Edward D. Herlihy and Jacob A. Kling
E-mail:	EDHerlihy@wlrk.com and JAKling@wlrk.com

9.6
Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of TCF means the actual knowledge of any of the officers of TCF listed on Section 9.6 of the TCF Disclosure Schedule, and the “knowledge” of Huntington means the actual knowledge of any of the officers of Huntington listed on Section 9.6 of the Huntington Disclosure Schedule.  As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Columbus, Ohio or Detroit, Michigan are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (e) references to a party’s shareholders shall mean, in the case of Huntington, its stockholders.  The TCF Disclosure Schedule and the Huntington Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law (including the Pandemic Measures).

9.7
Confidential Supervisory Information.  No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 4.32(b)) of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.8
Counterparts.  This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9
Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10
Governing Law; Jurisdiction.

(a)
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of TCF shall be subject to the laws of the State of Michigan and matters relating to the fiduciary duties of the Board of Directors of Huntington shall be subject to the laws of the State of Maryland).

(b)
Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.11
Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12
Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.8, which is intended to benefit each TCF Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Except as provided in Section 6.8, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.13
Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14
Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15
Delivery by Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Stephen D. Steinour
	Name:	Stephen D. Steinour
	Title:	Chairman, President and
Chief Executive Officer

TCF FINANCIAL CORPORATION

By:	/s/ David Provost
	Name:	David Provost
	Title:	C.E.O.

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
FORM OF HUNTINGTON CHARTER AMENDMENT

FINAL FORM

HUNTINGTON BANCSHARES INCORPORATED

FORM OF ARTICLES OF AMENDMENT

Huntington Bancshares Incorporated, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to delete the first paragraph of Article FIFTH of the Charter and to substitute the following in lieu thereof:

“FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,256,617,808, of which 2,250,000,000 shares shall be Common Stock, par value $0.01 per share, and 6,617,808 shares shall be Serial Preferred Stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock of all classes having par value is $22,566,178.08.”

SECOND: The amendment to the Charter as set forth above, increasing the number of shares of stock and the number of shares of Common Stock that the Corporation is authorized to issue, has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 1,506,617,808 shares of stock, consisting of 1,500,000,000 shares of Common Stock, par value $0.01 per share, and 6,617,808 shares of Serial Preferred Stock, par value $0.01 per share.  The aggregate par value of all authorized shares of stock of all classes having par value immediately prior to the foregoing amendment of the Charter was $15,066,178.08.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 2,256,617,808 shares of stock, consisting of 2,250,000,000 shares of Common Stock, par value $0.01 per share, and 6,617,808 shares of Serial Preferred Stock, par value $0.01 per share.  The aggregate par value of all authorized shares of stock of all classes having par value is $22,566,178.08.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the Charter.

SIXTH: The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of fact required to be verified under oath, the undersigned Chairman, President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
A-1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its [duly authorized officer] on this [•] day of [•], [•].

ATTEST:	HUNTINGTON BANCSHARES INCORPORATED

By:	By:
Name:	Name:	Stephen D. Steinour
Title:	Title:	Chairman, President and Chief Executive Officer
A-2

EXHIBIT B
FORM OF BANK MERGER AGREEMENT

FINAL FORM

FORM OF AGREEMENT AND PLAN OF MERGER OF
TCF NATIONAL BANK
WITH AND INTO
THE HUNTINGTON NATIONAL BANK

This Agreement and Plan of Merger (this “Agreement”), dated as of [●], is made by and between The Huntington National Bank, a national bank, and TCF National Bank, a national bank.

WITNESSETH:

WHEREAS, The Huntington National Bank is a national banking association duly organized and existing under the laws of the United States, with its main office located in Columbus, Ohio, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), has authorized capital stock consisting of (a) 4,000,000 shares of common stock, par value $10 per share, of which 4,000,000 shares of common stock are issued and outstanding as of the date hereof; (b) 500,000 shares of Class B preferred stock, par value $1,000 per share, of which no shares are issued and outstanding as of the date hereof; (c) 2,000,000 shares of Class C preferred stock, par value $25 per share, of which no shares are issued and outstanding as of the date hereof; (d) 14,000,000 shares of Class D preferred stock, par value $25 per share, of which no shares are issued and outstanding as of the date hereof; (e) 400,000 shares of Class E preferred stock, par value $1,000 per share, of which no shares are issued and outstanding as of the date hereof; (f) 500,000 shares of Class F preferred stock, par value $1,000 per share, of which 490,000 shares are issued and outstanding as of the date hereof; and (g) 300,000 shares of Class G preferred stock, par value $1,000 per share, of which 290,000 shares are issued and outstanding as of the date hereof;

WHEREAS, TCF National Bank is a national banking association duly organized and existing under the laws of the United States, with its main office located in Sioux Falls, South Dakota, all the issued and outstanding capital stock of which is owned as of the date hereof directly by TCF Financial Corporation, a Michigan corporation (“TCF”);

WHEREAS, Huntington and TCF have entered into an Agreement and Plan of Merger, dated as of December 13, 2020 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, TCF will merge with and into Huntington (the “Merger”), with Huntington surviving the merger as the surviving corporation;

WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of TCF National Bank with and into The Huntington National Bank, with The Huntington National Bank surviving the merger (the “Bank Merger”); and

WHEREAS, the board of directors of The Huntington National Bank and the board of directors of TCF National Bank deem the Bank Merger advisable and in the best interests of their respective banks, and have each adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.01
The Bank Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), TCF National Bank shall be merged with and into The Huntington National Bank in accordance with the provisions of, and with the effects provided in, applicable law (including 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c)).  At the Effective Time, the separate existence of TCF National Bank shall cease, and The Huntington National Bank, as the surviving entity in the Bank Merger (the “Surviving Bank”), shall continue its existence under the laws of the United States as a national banking association.  The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of any trust department, of each of the merging banks existing as of the Effective Time of the Bank Merger.  Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of TCF National Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of The Huntington National Bank or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.

Section 1.02
Closing.  The closing of the Bank Merger will take place immediately following the Merger, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party or parties entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Section 1.03
Effective Time.  On the terms and subject to the conditions of this Agreement and subject to applicable law, the Bank Merger shall become effective as set forth in the certification of merger issued by the Office of the Comptroller of the Currency (“OCC”) (the date and time of such effectiveness being herein referred to as the “Effective Time”).

Section 1.04
Articles of Association and By‑laws.  The national bank charter, articles of association and bylaws of The Huntington National Bank in effect immediately prior to the Effective Time shall be the national bank charter, articles of association and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.05
Name and Main Office.  The name of the Surviving Bank shall be “The Huntington National Bank” and the main office of the Surviving Bank shall be at 17 South High Street, Columbus, Ohio 43215.

Section 1.06
Board of Directors.  As of the Effective Time, the directors of the Surviving Bank shall be (a) the persons serving as directors of The Huntington National Bank immediately prior to the Effective Time and (b) Gary Torgow, who shall be appointed as Chairman of the Board of Directors of the Surviving Bank pursuant to the terms of the Merger Agreement.  Following the Effective Time, the meetings of the Board of Directors of the Surviving Bank shall rotate between (i) Columbus and (ii) Detroit / Minneapolis.

Section 1.07
Tax Treatment.  It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE II

TREATMENT OF SHARES

Section 2.01
Effect on TCF National Bank Capital Stock.  At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of TCF National Bank, all shares of TCF National Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02
Effect on The Huntington National Bank Capital Stock.  Each share of The Huntington National Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

ARTICLE III

COVENANTS

Section 3.01
If at any time the Surviving Bank shall reasonably require that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of TCF National Bank as of the Effective Time or otherwise carry out the provisions hereof, the proper officers and directors of TCF National Bank, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of TCF National Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01
The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

a.
The approval of the OCC under 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c) with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

b.	The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

c.
No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

d.	This Agreement and the Bank Merger shall have been approved, or ratified and confirmed, as applicable, by the sole shareholder of each of The Huntington National Bank and TCF National Bank.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.01
Termination.  This Agreement may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto.  This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement as therein provided.

Section 5.02
Amendment.  This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01
Representations and Warranties.  Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6.02
Nonsurvival of Agreements.  None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with Section 5.01.

Section 6.03
Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be duly deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to The Huntington National Bank, to:

Huntington Bancshares Incorporated
41 South High Street
Columbus, OH  43287
Attention:	Jana J. Litsey, General Counsel
E-mail:	jana.j.litsey@huntington.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY  10019
Attention:	Edward D. Herlihy and Jacob A. Kling
E-mail:	EDHerlihy@wlrk.com and JAKling@wlrk.com

If to TCF National Bank, to:

TCF Financial Corporation
11100 Wayzata Blvd, Ste. 802
Minnetonka, MN  55305
Attention:	Joseph T. Green, General Counsel
E-mail:	jgreen@tcfbank.com, kbjorklu@tcfbank.com, anesbitt@tcfbank.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY  10017
Attention:	Lee A. Meyerson and Sebastian Tiller
E-mail:	lmeyerson@stblaw.com and stiller@stblaw.com

Section 6.04
Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.

Section 6.05
Counterparts.  This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.06
Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 6.07
Governing Law; WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles, except to the extent that the federal laws of the United States shall be applicable hereto.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 6.08
Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 6.09
Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.09 shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

TCF NATIONAL BANK

By:
Title:

THE HUNTINGTON NATIONAL BANK

By:
Title:

EXHIBIT C
FORM OF ARTICLES SUPPLEMENTARY

FINAL FORM

FORM OF ARTICLES SUPPLEMENTARY

DESIGNATING THE RIGHTS AND PREFERENCES

OF

5.70% SERIES [H] NON-CUMULATIVE PERPETUAL PREFERRED STOCK,

PAR VALUE $0.01 PER SHARE

OF

HUNTINGTON BANCSHARES INCORPORATED

HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article Fifth of the charter of the Corporation (the “Charter”), the board of directors of the Corporation (the “Board of Directors”) and a duly authorized committee thereof (the “Committee”), by duly adopted resolutions, classified and designated 7,000 shares of the authorized but unissued serial preferred stock of the Corporation, par value $0.01 per share (the “Serial Preferred Stock”), as 5.70% Series [H] Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, with the following preferences and rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article Fifth of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

5.70% SERIES [H] NON-CUMULATIVE PERPETUAL PREFERRED STOCK

Section 1.
Designation.  The designation of the series of preferred stock shall be 5.70% Series [H] Non‑Cumulative Perpetual Preferred Stock (hereinafter referred to as the “Series [H] Preferred Stock”).  Each share of Series [H] Preferred Stock shall be identical in all respects to every other share of Series [H] Preferred Stock.  Series [H] Preferred Stock will rank, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (1) on a parity with the Corporation’s Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $1,000, the Corporation’s 5.875% Series C Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $1,000, the Corporation’s 6.250% Series D Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $1,000, the Corporation’s 5.700% Series E Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $100,000, 5.625% Series F Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $100,000, 4.450% Series G Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $100,000 and each class or series of Serial Preferred Stock that the Corporation may issue in the future, the terms of which expressly provide that such class or series will rank on a parity with the Series [H] Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Parity Stock”) and (2) senior to the Common Stock and each other class or series of Serial Preferred Stock the Corporation may issue in the future, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series [H] Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (the “Junior Stock”).

Section 2.
Number of Shares.  The number of authorized shares of Series [H] Preferred Stock shall be 7,000.  Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series [H] Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and in accordance with applicable law.  All additional shares of Series [H] Preferred Stock shall be deemed to form a single series with the Series [H] Preferred Stock, provided that any such additional shares of Series [H] Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the U.S. Internal Revenue Code of 1986, as amended, and such additional shares of Series [H] Preferred Stock are otherwise treated as fungible with the Series [H] Preferred Stock authorized under this Section 2 for U.S. federal income tax purposes.  The Corporation shall have the authority to issue fractional shares of Series [H] Preferred Stock.

Section 3.
Definitions.  As used herein with respect to Series [H] Preferred Stock:

(a)
“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(b)
“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

(c)
“Closing Date” means [•].

(d)
“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(e)
“Continuing Director” means (a) if an “interested stockholder” (as defined in Section 3-601 of the Maryland General Corporation Law, as the same shall be in effect from time to time) exists, any member of the Board of Directors who is not an interested stockholder or an “affiliate” or an “associate” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, as the same shall be in effect from time to time) of an interested stockholder and who was a member of the Board of Directors immediately prior to the time that an interested stockholder became an interested stockholder, and any successor to a Continuing Director who is not an interested stockholder or an affiliate or associate of an interested stockholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors who are then members of the Board of Directors; and (b) if an interested stockholder does not exist, any member of the Board of Directors.

(f)
“Corporation” means Huntington Bancshares Incorporated, a Maryland corporation.

(g)
“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

(h)
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

(i)
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

(j)
“DTC” means The Depository Trust Company, together with its successors and assigns.

(k)
“Preferred Director” shall have the meaning set forth in Section 7(c)(i) hereof.

(l)
“Redemption Price” shall have the meaning set forth in Section 6(a) hereof.

(m)
“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective on or after September 7, 2017, (ii) any proposed change in those laws or regulations that is announced or becomes effective on or after September 7, 2017, or (iii) any official administrative decision or judicial decision, or administrative action, or other official pronouncement interpreting or applying those laws or regulations that is announced on or after September 7, 2017, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of all shares of Series [H] Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Series [H] Preferred Stock is outstanding.

(n)
“Series [H] Preferred Stock” shall have the meaning set forth in Section 1 hereof.

Section 4.
Dividends.

(a)
Rate.  Holders of Series [H] Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series [H] Preferred Stock, and no more, payable quarterly in arrears on each [•], [•], [•] and [•]; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”), commencing with the first such Dividend Payment Date to occur after the Closing Date.  The period from and including the date of issuance of the Series [H] Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period,” except that the initial Dividend Period shall commence on and include [•]1.  Dividends on each share of Series [H] Preferred Stock will accrue on the liquidation preference amount of $25,000 per share at a rate per annum equal to 5.70%.  The record date for payment of dividends on the Series [H] Preferred Stock shall be the close of business on [●] or such other date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors.  The amount of dividends payable shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  Notwithstanding any other provision hereof, dividends on the Series [H] Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

(b)
Non-Cumulative Dividends.  Dividends on shares of Series [H] Preferred Stock shall be non-cumulative.  To the extent that any dividends payable on the shares of Series [H] Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series [H] Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series [H] Preferred Stock, any Parity Stock, any Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)
Priority of Dividends.  So long as any share of Series [H] Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Series [H] Preferred Stock for the then-current Dividend Period have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series [H] Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during such dividend period.  When dividends are not paid in full upon the shares of Series [H] Preferred Stock and any Parity Stock, all dividends declared upon shares of Series [H] Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then‑current Dividend Period per share on Series [H] Preferred Stock, and accrued dividends, including any accumulation, on any Parity Stock, bear to each other.  No interest will be payable in respect of any dividend payment on shares of Series [H] Preferred Stock that may be in arrears.  If the Board of Directors or any duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series [H] Preferred Stock prior to such date.  Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series [H] Preferred Stock shall not be entitled to participate in any such dividend.

1 To reflect the last dividend payment date in respect of the 5.70% Series C Non-Cumulative Perpetual Preferred Stock, no par value, of TCF Financial Corporation.

Section 5.
Liquidation Rights.

(a)
Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series [H] Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of any holders of any class or series of securities ranking senior to or on parity with Series [H] Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation.  Holders of Series [H] Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)
Partial Payment.  If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of Series [H] Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series [H] Preferred Stock and to the holders of all Parity Stock shall be paid pro rata in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

(c)
Residual Distributions.  If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all holders of Series [H] Preferred Stock, the holders of shares of Series [H] Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

(d)
Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.
Redemption.

(a)
Optional Redemption.  The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem in whole or in part the shares of Series [H] Preferred Stock at the time outstanding, at any time on [•]2 or any Dividend Payment Date thereafter, upon notice given as provided in Section 6(b) below.  The redemption price for shares of Series [H] Preferred Stock shall be $25,000 per share, plus any declared and unpaid dividends for prior Dividend Periods, without accumulation of undeclared dividends (the “Redemption Price”).  Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation may, at its option, subject to the approval of the Appropriate Federal Banking Agency, provide notice of its intent to redeem as provided in Section 6(b) below, and subsequently redeem, all (but not less than all) of the shares of Series [H] Preferred Stock at the time outstanding, at the Redemption Price applicable on such date of redemption.

(b)
Notice of Redemption.  Notice of every redemption of shares of Series [H] Preferred Stock shall be either (i) mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation or (ii) transmitted by such other method approved by the Depositary Trust Company, in its reasonable discretion, to the holders of record of such shares to be redeemed.  Such mailing or transmittal shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Notwithstanding the foregoing, if the Series [H] Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.  Any notice mailed or transmitted as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail or other transmission, or any defect in such notice or in the mailing or transmittal thereof, to any holder of shares of Series [H] Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series [H] Preferred Stock.  Each notice shall state (i) the redemption date; (ii) the number of shares of Series [H] Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(c)
Partial Redemption.  In case of any redemption of only part of the shares of Series [H] Preferred Stock at the time outstanding, the shares of Series [H] Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series [H] Preferred Stock in proportion to the number of shares of Series [H] Preferred Stock held by such holders or in such other manner consistent with the rules and policies of the NASDAQ as the Board of Directors or any duly authorized committee of the Board of Directors may determine to be fair and equitable.  Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series [H] Preferred Stock shall be redeemed from time to time.

2 To be no earlier than December 1, 2022.

(d)
Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest.  The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest.  Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.
Voting Rights.  The holders of Series [H] Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law and except that:

(a)
Supermajority Voting Rights-Amendments.  Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66⅔% of all of the shares of the Series [H] Preferred Stock at the time outstanding, voting separately as a class, shall be required to authorize any amendment of the Charter or of any certificate amendatory thereof or supplemental thereto (including any articles supplementary or any similar document relating to any series of preferred stock) which will materially and adversely affect the powers, preferences, privileges or rights of the Series [H] Preferred Stock, taken as a whole; provided, however, that the following will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series [H] Preferred Stock:  (i) any increase in the amount of the authorized or issued Series [H] Preferred Stock, (ii) any increase in the amount of authorized preferred stock of the Corporation, or (iii) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series [H] Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(b)
Supermajority Voting Rights-Priority.  Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66⅔% of all of the shares of the Series [H] Preferred Stock and all other Parity Stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to the shares of the Series [H] Preferred Stock and all other Parity Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(c)
Special Voting Right.

(i)
Voting Right.  If and whenever dividends on the Series [H] Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series [H] Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(c) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series [H] Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Board of Directors shall at no time include more than two such directors.  Each such director elected by the holders of shares of Series [H] Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series [H] Preferred Stock as to payment of dividends is a “Preferred Director.”

(ii)
Election.  The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series [H] Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series [H] Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein.  At any time after the special voting power has vested pursuant to Section 7(c)(i) above, a majority of the Continuing Directors may, and within 20 days after the written request of any holder of Series [H] Preferred Stock (addressed to the Continuing Directors at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series [H] Preferred Stock, and any other class or series of preferred stock that ranks on parity with Series [H] Preferred Stock as to payment of dividends and for which dividends have not been paid, for the election of the two directors to be elected by them as provided in Section 7(c)(iii) below.  The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)
Notice for Special Meeting.  Notice for a special meeting will be given in a similar manner to that provided in the Corporation’s bylaws for a special meeting of the stockholders.  The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(c)(iv).  In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series [H] Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)
Termination; Removal.  Whenever full dividends have been paid regularly on the Series [H] Preferred Stock and any other class or series of preferred stock that ranks on parity with Series [H] Preferred Stock as to payment of dividends, if any, for at least four consecutive Dividend Periods, then the right of the holders of Series [H] Preferred Stock to elect such additional two directors will cease (subject to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) and the term of office of each Preferred Director so elected will immediately terminate and the number of directors constituting the Corporation’s board of directors will be automatically reduced accordingly.  Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series [H] Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(c).

(d)
Changes after Provision for Redemption.  No vote or consent of the holders of Series [H] Preferred Stock shall be required pursuant to Section 7(a), (b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such section, all outstanding Series [H] Preferred Stock shall have been redeemed, or notice of redemption has been given and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

Section 8.
Conversion.  The holders of Series [H] Preferred Stock shall not have any rights to convert such Series [H] Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.
Rank.  Notwithstanding anything set forth in the Charter or these Articles Supplementary to the contrary, the Board of Directors or any duly authorized committee of the Board of Directors, without the vote of the holders of the Series [H] Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 7, any class of securities ranking senior to the Series [H] Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10.
Repurchase.  Subject to the limitations imposed herein, the Corporation may purchase and sell Series [H] Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.
Unissued or Reacquired Shares.  Shares of Series [H] Preferred Stock not issued or which have been issued, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.
No Sinking Fund.  Shares of Series [H] Preferred Stock are not subject to the operation of a sinking fund.

SECOND:  The Series [H] Preferred Stock has been classified and designated by the Board of Directors and the Committee, under the authority contained in the Charter.

THIRD:  These Articles Supplementary have been approved by the Board of Directors and the Committee in the manner and by the vote required by law.

FOURTH:  These Articles Supplementary shall become effective on [●].

FIFTH:  The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its [duly authorized officer] on this [•] day of [•], [•].

ATTEST:	HUNTINGTON BANCSHARES INCORPORATED

By:	By:
Name:	Name:	Stephen D. Steinour
Title:	Title:	Chairman, President and Chief Executive Officer